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                                                                   EXHIBIT 10.13
                                                                  EXECUTION COPY

                         BAKERY PRODUCT SUPPLY AGREEMENT


         This Bakery Product Supply Agreement ("Agreement"), dated as of November 1, 2002, is by and between DAWN FOOD PRODUCTS, INC., an Indiana corporation ("Supplier") and PANERA, LLC, a Delaware limited liability company ("Buyer").

         WHEREAS, Buyer is the owner, operator and franchisor of the retail bakery-cafe and specialty bread business doing business under the concept names "Panera Bread" and "Saint Louis Bread Company"; and

         WHEREAS, Supplier is a manufacturer of bakery products and has agreed, upon and subject to the terms and conditions of this Agreement, to manufacture and supply Product for Buyer's System.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


1. Definitions.

         1.1 Defined Terms: In addition to other terms defined herein, capitalized terms used in this Agreement shall have the following meanings:


"Affiliate"                         shall mean, with respect to any Person, any
                                    Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract or otherwise.

"Allocated Fixed Overhead"          shall mean, for each Reporting Period during
                                    any year of the Term, one fifty-second
                                    (1/52) of the sum of the fixed overhead
                                    expenses stipulated for such year for all Approved Plants at which Product is manufactured during such Reporting Period, computed as described on Schedule "A" and consisting of the following cost categories:
                                    (1) fixed maintenance costs, (2) fixed
                                    supervision costs, (3) quality assurance costs, (4) fixed depreciation, (5) taxes and license fees, (6) insurance, and (7)
                                    Allocated G&A.

"Allocated Freight Costs"           shall mean, for each Product Code during any
                                    period, the per Case cost of freight, equal to: (a) the freight cost per truck from an Approved Plant to each Distributor's warehouse (or such other designated destination) from available quotes for such freight services as selected by Buyer (or by Supplier in the absence of such a selection by Buyer); divided by (b) the agreed-to number of Cases shipped per truck. Such freight cost shall include actual allowable lumper fees and, if no pallet exchange program is in place, actual allowable pallet charges. In circumstances where Buyer is in the process of opening new markets necessitating the shipment of



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                                    inventory to previously unused distribution
                                    centers, Buyer shall pay the actual freight cost per truck for any LTL (less than full truckload) shipments until each such new market is developed sufficiently so as to be capable of receiving full truckload deliveries at such distribution centers.

"Allocated G&A "                    shall mean, for each Reporting Period during
                                    any year of the Term, one fifty-second
                                    (1/52) of the total general and
                                    administrative expense overhead stipulated for such year. The Allocated G&A for the first contract year of the Term shall be $4,177.83 per week.

"Allocated Inventory
 Carrying Costs"                    shall mean, for each Reporting Period during
                                    any year of the Term, the amount obtained by dividing: (i) the product of 9.069% multiplied by "Applicable Costs" by (ii) twenty-six (26). The term "Allocated
                                    Applicable Costs" shall mean Product Direct
                                    Costs plus Allocated Variable Overhead.

"Allocated Nitrogen and
 Carbon Dioxide Costs"              shall mean, for each Product Code during any
                                    Quarter, the weighted average price of
                                    nitrogen and carbon dioxide per pound
                                    determined in the manner described on
                                    Exhibit "3.2B" multiplied by the per unit standard usage as described on Schedule "B".

"Allocated Profit"                  shall mean, for each Product Code, the per
                                    unit profit stipulated and fixed for the Term as set forth on Schedule "C".

"Allocated Variable
 Electricity Costs"                 shall mean, for each Product Code during any
                                    Quarter, the weighted average price of
                                    electricity per kilowatt hour determined in the manner described on Exhibit "3.2B" multiplied by the per unit standard kilowatt hour usage as described on Schedule "B".

"Allocated Variable Overhead"       shall mean, for each Reporting Period during
                                    any year of the Term, for each Product Code, the sum of the variable overhead expenses for all Approved Plants at which Product is manufactured during such Reporting Period, determined in the manner set forth on Schedule "B" and consisting of the following cost categories: (1) Allocated Variable
                                    Electricity Costs, (2) Allocated Nitrogen and Carbon Dioxide Costs, (3) storage costs,
                                    (4) water and sewer costs, (5) production supply costs, (6) variable repair and maintenance costs, (7) variable depreciation, (8) trucking expenses between
                                    Approved Plants, and (9) variable
                                    supervision costs.

"Approved Plant"                    shall mean any manufacturing facility of
                                    Supplier approved by Buyer from time to time during the Term for the manufacture of Product.

"Bill of Materials"                 shall mean Buyer's bill of materials for
                                    each Product Code, including any process specifications, yield and usage information, and labor standards. A copy of the Bill of Materials in effect as of the date hereof for each Product Code is attached as Exhibit
                                    1.1. Such bills of materials, which set
                                    forth the cost structure and Operating
                                    Standards for each Product Code, are subject to modification by Buyer as provided in
                                    Section 2.3 and Section 4.

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"Billing Freight Allowance"         shall mean the estimated per Case freight
                                    allowance established each Quarter for use in the Product Cost Formula for a Product Code to a Distributor.

"Buyer's System"                    shall mean the bakery-cafe retail outlets in
                                    the continental United States owned,
                                    franchised or licensed by Buyer, and the bakery-cafe retail outlets in the continental United States operated by other
                                    Persons pursuant to a joint venture or other arrangement with Buyer in which Buyer holds not less than a fifty-one percent (51%) interest.

"Case" shall mean, for each Product Code, the number of units that are packaged in each standard case as set forth in the Bill of Materials.

"Direct Labor Costs"                shall mean, for each Product Code, the
                                    direct hourly labor costs per unit of
                                    Product Code, as calculated in accordance with the Operating Standards, structure and methodology in the Bill of Materials based upon the non-overtime wage rates per position as set forth in Schedule "D" (such non-overtime wage rates plus Employee
                                    Benefits not to exceed the Wage and Benefit
                                    Allowance).

"Disaster Recovery Plan"            shall mean the disaster recovery plan
                                    referred to in Section 16.6 to be
                                    implemented upon the occurrence of a Force
                                    Majeure Event.

"Distributors"                      shall mean the distributors designated by
                                    Buyer or members of Buyer's System (whether independently owned and operated, or part of Buyer's System), who are authorized pursuant to Section 7.1 to order and/or receive
                                    Product from Supplier, to perform
                                    preliminary quality checks on Product, to make payments to Supplier for Product as invoiced by Supplier pursuant to the terms of this Agreement, and to distribute Product to Buyer's System. A current list of approved Distributors is set forth on Schedule "E".

"Employee Benefits"                 shall mean, for each Product Code during any
                                    period of time, the total employee benefit expense incurred by Supplier to or for the benefit of the direct labor used to manufacture such Product, which benefits shall consist of the benefits described on Schedule "D" for hourly employees.

"Operating Standards"               shall mean the operating and process
                                    specifications of a production line for each Product Code, based on the engineering capabilities of the mixing, makeup, freezing and/or packaging equipment and manufacturing processes for each such production line, as well as the standards for raw materials, waste allowance, scrap, labor and packaging set forth in the Bill of Materials for such Product Code. Without limiting the generality of the foregoing, references to the term Operating Standards includes the line speeds for each such production line, based on the specific equipment utilized in each production line and the most limiting factor of the mixing, makeup, freezing and/or packaging processes.

"Person" shall mean an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other

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                                    entity or organization, including a
                                    government or political subdivision or an agency or instrumentality thereof.

"Product"                           shall mean all bakery goods approved by
                                    Buyer for manufacture by Supplier on
                                    designated production lines at an Approved
                                    Plant, and then supplied directly or
                                    indirectly for resale to Buyer's System.

"Product Code"                      shall mean an item of Product which is a
                                    specific combination of formulation, unit size, package size (including number of units), package type and label, all in accordance with the Bill of Materials, and to which a specific product code has been assigned by Buyer for identification purposes.

"Product Direct Costs"              shall mean, for each Product Code during
                                    any Reporting Period, the sum of:

                                    (a) the per unit standard costs of delivered ingredients, including the cost of flour and butter determined in accordance with the provisions of Section 2.4 (at the stipulated delivered price per unit multiplied by the standard usage in the Bill of Materials), plus the product obtained by multiplying the percentage operational variance for ingredients as set forth on Schedule "F" by the per unit standard costs of delivered ingredients; plus

                                    (b) the per unit standard costs of delivered packaging as set forth in the Bill of Materials (at the stipulated delivered price per unit multiplied by the standard usage in the Bill of Materials), plus the product obtained by multiplying the applicable percentage operational variance for packaging as set forth on Schedule "F" by the per unit standard costs of delivered packaging; plus

                                    (c) the per unit standard costs of Direct
                                    Labor Costs as set forth in the Bill of
                                    Materials (at the stipulated cost per unit multiplied by the standard usage in the Bill of Materials) plus the product obtained by multiplying the applicable percentage operational variance for Direct Labor Costs as set forth on Schedule "F" by the per unit standard costs of Direct Labor Costs; plus

                                    (d) an allowance for Employee Benefits on a cost per unit basis determined according to the methodology set forth on Schedule "D".

                                    Such sum shall be calculated using the
                                    Operating Standards included in the Bill of Materials.

"Quarter"                           shall mean the three (3) consecutive months
                                    ending on the last Saturday of every April, July, October and January, during the Term.

"Reporting Period"                  shall mean one (1) week periods during the
                                    Term, ending at the close of business on each Saturday.




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"Stipulated Inventory
 Carrying Costs"                    shall mean, for each Reporting Period during
                                    any year of the Term, the amount obtained by dividing: (i) the product of 9.069% multiplied by "Stipulated Applicable Costs" by (ii) twenty-six (26). The term
                                    "Stipulated Applicable Costs" shall mean
                                    Product Direct Costs plus Stipulated
                                    Variable Overhead. The term "Stipulated
                                    Variable Overhead" shall have the same
                                    meaning as "Allocated Variable Overhead" except substituting therefor the terms
                                    "Stipulated Variable Electricity Costs" for
                                    "Allocated Variable Electricity Costs" and
                                    "Stipulated Nitrogen and Carbon Dioxide
                                    Costs" for "Allocated Nitrogen and Carbon
                                    Dioxide Costs".

"Stipulated Variable
 Electricity Costs"                 shall mean, for each Product Code during any
                                    Quarter, the weighted average price of
                                    electricity per kilowatt hour estimated each Quarter for use in the Product Cost Formula, computed consistently with the methodology described on Exhibit "3.2B" multiplied by the per unit standard kilowatt hour usage set forth in the Bill of Materials as described on Schedule "B".

"Stipulated Nitrogen and
 Carbon Dioxide Costs"              shall mean, for each Product Code during any
                                    Quarter, the weighted average price of
                                    nitrogen and carbon dioxide per pound
                                    estimated each Quarter for use in the
                                    Product Cost Formula, and consistent with the methodology described on Exhibit "3.2B" multiplied by the per unit standard usage set forth in the Bill of Materials as described on Schedule "B".

"Stock-out Shortage"                shall mean the inability of a Distributor to
                                    fill an order for Product placed by a member or members of Buyer's System as a result of a failure by Supplier to supply Product to such Distributor. The amount of a Stock-Out
                                    Shortage, for a Product Code, shall equal the aggregate number of Cases of such Product Code ordered from the affected
                                    Distributor by a member or members of
                                    Buyer's System less the number of Cases of such Product Code in the affected
                                    Distributor's inventory at the time of such order or orders.

"Term" shall mean, unless earlier terminated by Buyer due to a Supplier Default or by Supplier due to a Buyer Default or pursuant to Section 3.7.3, the period during which Supplier shall be required to manufacture and supply Product and Buyer shall be required to purchase, or cause to be purchased, Product in accordance with the terms of this Agreement, which shall be for a period of five (5) years commencing on the date of this Agreement, and shall be automatically renewed on a year-to-year basis thereafter unless notice of termination by either party is given to the other party not less than twelve (12) months prior to termination.

"Vendor" shall include, when such term is used to refer to ingredient and/or packaging vendors, the distribution and/or freight system that delivered such ingredients and/or packaging to an Approved Plant.

"Wage and Benefit Allowance"        shall mean, at any time for each job
                                    classification: (1) the actual regular,
                                    non-overtime wage rates for those positions, and Employee Benefits, listed

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                                    on Schedule "D", respectively (excluding:
                                    (a) workers compensation, (b) medical and dental benefits, other than medical and dental expenses associated with worker compensation claims, and (c) state and federal mandated taxes and charges, such as the FICA tax base, medicare and unemployment borne by Supplier solely as a result of any government-mandated increase in the wage base or tax rate used for the computation of such charges ("Government Mandated Charges")) as of the date of this Agreement; plus a percentage increase of such actual regular, non-overtime wage rates and Employee Benefits equal to the percentage increase in the Consumer Price Index from the date of this Agreement plus five (5) percentage points; plus (2) workers compensation equal to four and two-tenths percent (4.2%) of the sum of: (i) Direct Labor Costs plus (ii) the product obtained by multiplying the applicable percentage operational variance for Direct Labor Costs as set forth on Schedule "F" by the per unit standard costs of Direct Labor Costs; plus
                                    (3) medical and dental benefits (excluding medical and dental benefits, other than medical and dental expenses associated with worker compensation claims) plus an amount not in excess of twenty-five percent (25%) of the prior years' medical and dental costs; plus (4) Government Mandated Charges. As used herein, the term "Consumer Price Index" shall mean the "Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items (1982-84=100)" published by the Bureau of Labor Statistics of the United States Department of Labor (or, if such index is not available, any comparable successor or substitute index, appropriately adjusted, which is designated by Buyer and approved by Supplier). As of the last day of September, 2002, the Consumer Price Index was 177.0.


         1.2 Other Defined Terms. In addition to terms defined in the Recitals to this Agreement and Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                    Section
----                                    -------

"Allocated Applicable Costs"             1.1 (see "Allocated Inventory
                                                 Carrying Costs")
7"Arbitrator"                            3.2.6
"Association"                           22.
"Buyer Default"                         16.3
"Buyer's Cancellation Fee"              16.4
"Competitor"                            14.5
"Consumer Price Index"                   1.1 (see "Wage and Benefit Allowance")
"Disclosing Party"                      14.1
"Force Majeure Event"                   16.6
"FOB Plant Billing Price Per Case"       3.1
"Government Mandated Charges"            1.1 (see "Wage and Benefit Allowance")
"Invoice Price"                          3.1
"Independent Operators"                  7.3
"Product Cost" ..                        3.2.1
"Product Cost Formula"                   3.2.1
"Product Development Project"            4.2


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
"Proprietary Information"                          14.1
"Protected Signature Product"                      14.5
"Quarterly Reconciliation Report"                   3.2(b)
"Receiving Party"                                  14.1

"Resolution Period"                                 3.2.6
"Shortage Fee"                                      5.2(b)
"Status Conference"                                 3.2.6
"Stipulated Applicable Costs"                       1.1 (see "Stipulated Inventory
                                                         Carrying Costs")
"Structural Savings Project"                        4.5
"Supplier's Cancellation Fee"                      16.2
"Supplier Default"                                 16.1
"Weekly Reconciliation Report"                      3.2(b)


2. Manufacture and Supply of Product.

         2.1 Supply Requirements. Upon and subject to the terms and conditions of this Agreement, during the Term, Supplier shall: (a) manufacture and supply Product in such quantities as may be required by each Distributor and/or member of Buyer's System to enable each of them to meet the Product requirements and inventory needs of Buyer's System; and (b) manufacture and supply Product in such quantities as may be required by each Distributor to maintain an adequate level of Product inventory as provided in this Agreement.

         2.2 Exclusivity. So long as Supplier timely supplies Product in accordance with the required recipes, formulas, processes, Operating Standards and Product specifications, and in the quantities required by each Distributor and Buyer, Buyer shall purchase from Supplier (through its Distributors) one hundred percent (100%) of its Product requirements for Buyer's bakery-cafe outlets in the continental United States for all Product which is not manufactured by Buyer or any Affiliate of Buyer, and Buyer shall use its reasonable best efforts, subject to applicable law, to direct the bakery-cafe outlets that are a part of Buyer's System to purchase from Supplier (through its Distributors) one hundred percent (100%) of their Product requirements for all Product which is not manufactured by Buyer or any Affiliate of Buyer.

         2.3 Specifications and Packaging. Supplier shall manufacture Product in accordance with Buyer's recipes, formulas, and Product specifications as set forth in the current Bills of Materials, Operating Standards and other documents listed on Schedule 2.3, as such requirements may be modified by Buyer upon reasonable prior notice from time to time during the Term in accordance with
Section 4. Product shall be packaged in the manner prescribed by the Distributors and Buyer. Notwithstanding anything to the contrary contained herein, Supplier shall be entitled to alter any Operating Standards if such an alteration is required to comply with good manufacturing practices as set forth in the regulations promulgated by the U.S. Food and Drug Administration (Current Good Manufacturing Practices in Manufacturing, Packing, or Holding Human Food, 21 C.F.R 110 (1997)), as such regulations may be amended from time to time, including, without limitation, alterations to prevent microbial contamination. Supplier shall provide Buyer prompt notice of any alteration, which shall be prior notice to the extent practicable.

         2.4 Supplier's Purchasing Duties; Vendors.

             (a) Supplier shall use its reasonable best efforts to assist Buyer in obtaining the most favorable available prices for raw materials and packaging, including without limitation, flour and butter.

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Buyer shall have the right to approve all Vendors. To the extent that raw materials and packaging are purchased by Supplier from Vendors approved by Buyer, the cost of such raw materials and packaging shall not constitute a failure to satisfy Supplier's obligations under this Section 2.4 Anything to the contrary herein notwithstanding, Supplier shall not change any Vendors without the prior consent of Buyer, which consent shall not be unreasonably withheld. Grounds for Supplier to propose terminating a Vendor shall include, but not be limited to, the failure of such Vendor to supply sufficient quantities of any item purchased by Supplier from the Vendor on a timely basis and/or according to required specifications. Supplier shall not enter into any formal or informal arrangement or understanding with any Vendor (regardless of whether such Vendor is an Affiliate of Supplier) by which Supplier receives, directly or indirectly, any rebate, discount or other consideration, unless such arrangement or understanding is fully disclosed to Buyer and the value of such rebate, discount or other consideration is applied to reduce Product Direct Costs pursuant to this Agreement. The foregoing notwithstanding, Supplier shall be permitted to retain (but with prior disclosure to Buyer): (1) standard discounts offered by Vendors generally to their customers for early payment of up to two percent (2%); and (2) rebates offered to Supplier by Vendors for the year-over-year growth in volume of purchases by Supplier (on a company-wide basis, i.e., for all of Supplier's customers, including Buyer), such rebates not to exceed two percent (2%) of such aggregated dollar growth.

             (b) Without limiting the generality of the foregoing, the cost for flour and/or butter shall be determined either: (1) as selected by Buyer from time to time after consultation with and advice from Supplier from available contracts for flour and butter for such period of time; or (2) using the methodology selected by Buyer for purchasing flour and/or butter for a period of time determined by Buyer (for example, but without limitation, through purchases on the spot markets).

         2.5 Payment. Supplier shall invoice each Distributor for Product on payment terms that Supplier establishes for each Distributor which are stated on each invoice and communicated in advance to Distributor and which do not affect the determination and adjustment of the Invoice Price (as defined below). Supplier shall notify and consult with Buyer immediately if, at any time, it gives consideration to or contemplates changing the payment terms for any Distributor, and Supplier shall further provide Buyer with a copy of any communication or correspondence to any Distributor which could lead to a change in payment terms consistent with Supplier's credit policies and procedures. Supplier shall provide Buyer with a copy of each invoice (or an invoice register in such form as Buyer may approve in advance) at the time it provides such invoice to a Distributor. Title to Product and risk of loss shall pass to a Distributor or Independent Operator (as defined in Section 7.3), as the case may be, when Product is physically received by such Distributor or Independent Operator.

         2.6 Inventory Management.

             (a) Supplier shall work with each Distributor to assure that adequate levels of inventory are maintained at each Distributor's warehouses as specified by Distributor and/or Buyer from time to time during the Term. In connection with the foregoing, Supplier shall take all action that may be necessary to avoid foreseen inventory shortages (for example, shipping additional Product by air express freight when Supplier ships fewer Cases of Product than were ordered by a Distributor). Any additional cost or expense in connection with such required actions shall be borne by the party substantially responsible for such foreseen shortage. Regardless of whether the party substantially responsible for such foreseen shortage has been finally determined, Supplier shall not delay, postpone or fail to take any such required action pending a determination of responsibility.

             (b) Buyer shall require each Distributor to meet at least the following standards with respect to lead times, order minimums and change orders. Each order from a Distributor, (which shall consist of one or more full truckloads, except in the case of shipments to distribution centers where LTL shipments are permitted by this Agreement) shall be manufactured, shipped and received at the applicable

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distribution center within fourteen (14) days from the date that such order was received by Supplier. In addition, Supplier shall not be required to process change orders: (1) otherwise required hereunder if the practical effect of such change orders would result in the circumvention of the normal lead time standards established hereunder and Supplier promptly notifies Buyer of the circumstances surrounding such change orders; or (2) received from a Distributor upon less than seven (7) days notice; provided, however, that Supplier shall use its commercially reasonable best efforts, consistent with its production schedules and plant capacities, to accommodate change orders received with less than seven (7) days notice. Supplier shall also meet the standards of each Distributor as set forth on Schedule 2.6, or as otherwise reasonably agreed-to between Distributor and Supplier, relating to: (1) Product shelf-life; (2) outside packaging and labeling; (3) hold harmless agreements; and (4) insurance, additional insureds and the provision of certificates of insurance.


3. Pricing and Periodic Updates, Reconciliation and Adjustments.

         3.1 Invoice Price Per Case.

             (a) Supplier will charge each Distributor an Invoice Price per Case of Product as follows. The Invoice Price for Product shipped pursuant to this Agreement shall be invoiced by Product Code, and shall be expressed in dollars per Case. The "Invoice Price" for each Case of Product shipped to each Distributor shall equal, for each Product Code, the sum of the FOB Plant Billing Price Per Case plus the Billing Freight Allowance. As used herein, the "FOB Plant Billing Price Per Case" for each Product Code, shall mean such amount as may be fixed by Buyer from time to time during the Term. Buyer may adjust the FOB Plant Billing Price Per Case from time to time in its discretion upon not less than thirty (30) days prior notice to Supplier. Supplier shall include the Billing Freight Allowance invoiced to each Distributor as a separate line item on each Invoice.

             (b) The Invoice Price, the cost updates for each Reporting Period, the cost reconciliation's for each Quarter and the annual cost adjustments shall be determined in the manner as set forth in this Section 3 consistent with the Weekly Reconciliation Report and the Quarterly Reconciliation Report outline accompanying each of the Weekly Reconciliation Report and Quarterly Reconciliation Report spreadsheets referred to in Section 3.2; provided, however, that in the event of any inconsistency between such calculation and computation outlines and spreadsheets and any Section of this Agreement, the text in such Section shall at all times control. All requests for credit from Buyer's System for failure to meet Product specifications shall be processed directly through Supplier. Buyer and Supplier shall mutually agree upon reasonable administrative procedures for processing of any credit requests.

         3.2 Periodic Updates, Reconciliation and Adjustments.

             (a) The final cost of Product delivered to each Distributor for distribution to Buyer's System shall be determined by reference to the Product Cost Formula, as defined in Section 3.2.1, using data obtained from updates which shall be posted regularly to the Bill of Materials costing system (using Buyer's FMS (Food Management System) computer software, or any substitute or replacement software program designated from time to time by Buyer). Buyer shall provide Supplier with its FMS computer software or such other software that Buyer requires Supplier to utilize, and shall also provide training in its use to the appropriate employees of Supplier at no cost to Supplier. Such updates and final cost of Product shall be determined at the times and in the manner described below:

                    (1) Weekly. At the end of each Reporting Period, material costs for ingredients and packaging and, if applicable, fuel surcharges for trucking expenses between Approved Plants, shall be updated and computed in the Product Cost Formula to determine the net difference for the week then-ended between

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the Invoice Prices and the Product Costs determined by the Product Cost Formula, all as specified in greater detail in Section 3.2.2.

                    (2) Quarterly. At the end of each Quarter, the Product Cost Formula and the methodology described in Schedule "A" for computing Allocated Fixed Overhead and Allocated Inventory Carrying Costs shall be used to process updates for and reconcile the difference in the Product Cost Formula, for the Quarter then-ended, between: (i) stipulated and allocated costs for certain elements of Allocated Variable Overhead; (ii) stipulated and Allocated Inventory Carrying Costs, (iii) the Billing Freight Allowance and the Allocated Freight Allowance; and (iv) stipulated and allocated costs for the fixed depreciation component of Allocated Fixed Overhead;, all as specified in greater detail in
Section 3.2.3.

                    (3) Annually. At the end of each contract year, the Product Cost Formula shall be used to process updates for and reconcile the difference in the Product Cost Formula, for the year then-ended, between certain elements of the Allocated Variable Overhead. In addition, annual adjustments for certain elements of the Allocated Variable Overhead, Direct Labor Costs, the Allocated G&A and tax and license fee components of the Allocated Fixed Overhead shall be posted to the cost components of the Bill of Materials costing system for the next succeeding contract year. Each annual update and reconciliation shall be made as specified in greater detail in Section 3.2.4 and Section 3.2.5.

             (b) Each cost update and reconciliation coming due following each Reporting Period in accordance with this Section 3.2 shall be reported by Supplier in a summary report (the "Weekly Reconciliation Report") substantially in the form attached hereto as Exhibit 3.2A delivered to Buyer within ten (10) business days after the end of each such Reporting Period; except in the case of a Reporting Period ending at the end of each Quarter, in which case the Weekly Reconciliation Report for such Reporting Period, together with a separate quarterly summary report (the "Quarterly Reconciliation Report") substantially in the form attached hereto as Exhibit 3.2B, shall be delivered to Buyer within twenty (20) business days after the end of each such Reporting Period. Supplier shall also provide to Buyer each Reporting Period, for each Product Code, the Bill of Materials and such other supporting documentation as may reasonably be requested by Buyer to audit and verify the computation of the net adjustment due to or from Supplier.

         3.2.1 Definitions. The "Product Cost Formula" shall mean, for each Product Code, the formula for determining the delivered cost for each unit of Product in connection with each weekly, quarterly and annual reconciliation specified in Section 3.2.2, Section 3.2.3 and Section 3.2.4, expressed when computed as the Product Cost per unit. The "Product Cost" per unit shall equal the sum of:

                          (1)          the Product Direct Costs; plus

                          (2) the Allocated Variable Overhead for such Product Code as set forth on Schedule "B"; plus

                          (3) the Allocated Inventory Carrying Costs for such Product Code; plus

                          (4) the Allocated Profit for such Product Code as set forth on Schedule "C"; plus.

                          (5) the result obtained by dividing the Billing Freight Allowance by the number of standard units of Product in a Case.


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         3.2.2 Weekly Updates to Product Cost Formula and Reconciliation.

               (a) Material costs of Product ingredients and packaging shall be updated weekly. At the end of each Reporting Period, the Product Cost Formula for each Product Code shall be updated with the most recent actual delivered material costs (or weighted average costs, if available) for Product ingredients and packaging incurred by Supplier for the week then ended and the Product Cost Formula shall be recomputed. In addition, in the event that Supplier's trucking expenses between Approved Plants become subject to fuel surcharges, the actual amount of such surcharges paid by Supplier shall constitute an adjustment to the trucking expense element of Allocated Variable Overhead for the Reporting Period in which such surcharges were paid.

              (b) The net aggregate difference, for each Product Code, between the Invoice Price per Case minus the sum of: (i) the Product Cost per Case, multiplied by the number of Cases shipped during such week; plus (ii) the Allocated Fixed Overhead, shall be paid (if a positive number) or invoiced (if a negative number) to Buyer by Supplier within ten (10) business days after the end of each Reporting Period. Any invoice to Buyer shall be paid within ten (10) business days after receiving such invoice.

         3.2.3 Quarterly Updates to Product Cost Formula, Allocated Variable Overhead, and Allocated Fixed Overhead, and Reconciliation.

               (a) The following components of the Product Cost Formula and Allocated Fixed Overhead shall be updated and reconciled at the end of each Quarter for the Product Cost Formula during the next succeeding Quarter as set forth in this Section 3.2.3: (i) certain elements of Allocated Variable Overhead in Section 3.2.3(b), (ii) Allocated Inventory Carrying Costs reconciled in
Section 3.2.3(c), (iii) Billing Freight Allowance in Section 3.2.3(d), and (iv) the fixed depreciation component of Allocated Fixed Overhead in Section 3.2.3(e),. The net total amount computed and reported on the Quarterly Reconciliation Report as set forth in this Section 3.2.3 shall be paid (if a positive number) or invoiced (if a negative number) to Buyer by Supplier within twenty (20) business days after the end of the Reporting Period coinciding with end of such Quarter.

               (b) Certain elements of Allocated Variable Overhead shall be reconciled at the end of each Quarter as follows. The total, for all Product Codes, of the net positive or negative difference (expressed in dollars per unit) between the sum of: (i) Stipulated Variable Electricity Costs, plus (ii) Stipulated Nitrogen and Carbon Dioxide Costs for the Quarter then-ended minus the sum of: (x) Allocated Variable Electricity Costs for such Quarter, plus (y) Allocated Nitrogen and Carbon Dioxide Costs, such difference multiplied by the total number of units shipped during such Quarter, shall be computed and reported on the Quarterly Reconciliation Report. The Allocated Variable Electricity Costs and the Allocated Nitrogen and Carbon Dioxide Costs shall then be updated in Allocated Variable Overhead as the Stipulated Variable Electricity Costs and the Stipulated Nitrogen and Carbon Dioxide Costs, respectively, in the immediately succeeding Quarter, with such adjustments as may mutually be agreed-to between Buyer and Supplier based on anticipated changes in such cost elements for the upcoming Quarter.

               (c) The total, for all Product Codes, of the net positive or negative difference (expressed in dollars per unit) between Stipulated Inventory Carrying Costs at the beginning of the Quarter minus Allocated Inventory Carrying Costs at the end of the Quarter, such difference multiplied by the total number of units shipped during such Quarter, shall be computed and reported on the Quarterly Reconciliation Report.

               (d) The total, for all Product Codes, of the net positive or negative difference for all Distributors (expressed in dollars per unit) between the Billing Freight Allowance for each such Distributor minus the Allocated Freight Costs, multiplied by the total number of units shipped to each such

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Distributor during such Quarter, shall be computed and reported on the Quarterly
Reconciliation Report. The Allocated Freight Costs for the Quarter then-ended shall then be updated in the Product Cost Formula as the new Billing Freight Allowance for the immediately next succeeding Quarter. The Allocated Freight Costs for the Quarter then-ended shall be updated in the Product Cost Formula as the new Billing Freight Allowance for the immediately next succeeding Quarter.

               (e) At the end of each Quarter, any depreciation for new capital equipment deemed placed "in-service" during such Quarter as provided in Schedule "A" but not included in the Allocated Fixed Overhead established at the beginning of such Quarter shall be computed and reported on the Quarterly Reconciliation Report. The fixed depreciation component of Allocated Fixed Overhead shall then be updated for the immediately next succeeding Quarter to include all such new capital equipment.

         3.2.4 Annual Updates to Product Cost Formula and Reconciliation.

               (a) The allowance for Employee Benefits at the end of such year shall be updated in the Product Cost Formula as the new allowance for Employee Benefits in the Product Direct Costs component of the Product Cost Formula for the immediately next succeeding contract year.

               (b) The Direct Labor Costs component of the Product Cost Formula shall be updated not more than once per contract year on a date to be determined by Supplier. At the end of the Reporting Period coinciding with such date, the then-current Direct Labor Costs shall be updated in the Product Cost Formula as the new Direct Labor Costs in Product Direct Costs.

               (c) In addition to the foregoing annual reconciliation and updates to the Product Cost Formula, the following elements of the Allocated Variable Overhead shall be updated (but not reconciled) annually, at the end of the Reporting Period in which the anniversary date of this Agreement occurs, in the Product Cost Formula for the next succeeding contract year in the manner set forth in Schedule "B": (i) storage costs, and (ii) water and sewer costs.

         3.2.5 Annual Updates to Allocated Fixed Overhead and Allocated Inventory Carrying Costs, and Reconciliation.

               (a) Annually, at the end of the Reporting Period in which the anniversary date of this Agreement occurs, the positive or negative difference between the sum of: (i) the taxes and license fees included in Allocated Fixed Overhead for the contract year then-ended, plus (ii) insurance stipulated for such year minus the sum of (x) the actual taxes and license fees paid or incurred by Supplier for such contract year, plus (y) Supplier's actual insurance expense for such year, shall be computed and reported on the Quarterly Reconciliation Report for the last Quarter of each contract year. The net total amount computed and reported on the Quarterly Reconciliation Report as set forth in this Section 3.2.5, and in Sections 3.2.3 and 3.2.4, shall be paid (if a positive number) or invoiced (if a negative number) to Buyer by Supplier within twenty (20) business days after the end of the Reporting Period coinciding with end of such year. The taxes and license fees included in Allocated Fixed Overhead shall then be updated in Allocated Fixed Overhead for the upcoming year of the Term as mutually agreed-upon between Buyer and Supplier, based on changes or anticipated changes in tax law or applicable production assets utilized or to be utilized by Supplier in manufacturing Product for the upcoming year.

               (b) Annually, at the end of the Reporting Period in which the anniversary date of this Agreement occurs, the then-current Allocated G&A for such contract year shall be updated as the new Allocated G&A for the immediately next succeeding contract year to an amount mutually agreed-upon by Supplier and Buyer, such amount to be determined taking into account the specific general and administrative activities required for Supplier to properly administer Supplier's responsibilities contemplated by this

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Agreement in light of the volume of production reasonably anticipated for the upcoming year. Unless otherwise agreed by the parties, the updated amount for Allocated G&A shall not exceed one hundred ten percent (110%) of the then-current Allocated G&A for the contract year then-ending.

               (c) In addition to the foregoing, the following elements of Allocated Fixed Overhead shall be updated (but not reconciled) annually, at the end of the Reporting Period in which the anniversary date of this Agreement occurs, for the next succeeding contract year in the manner set forth in Schedule "A": (i) fixed maintenance costs, (ii) supervision costs, and (iii) quality assurance costs.

         3.2.6 Delivery and Review of Quarterly Reconciliation Report and Weekly Reconciliation Reports. Within twenty (20) business days after the end of each Quarter, Supplier shall provide to Buyer a proposed Quarterly Reconciliation Report for the Quarter, together with the Weekly Reconciliation Report for the Reporting Period coinciding with the end of such Quarter. Buyer shall have ten
(10) business days to review the proposed Quarterly Reconciliation Report for each Quarter and the Weekly Reconciliation Report for the Reporting Period coinciding with the end of such Quarter after its receipt of such reports. Buyer and Supplier shall convene an in-person meeting or conference call (each, a "Status Conference") at a mutually convenient time and location to review the Quarterly Reconciliation Report and all of the Weekly Reconciliation Reports for the Quarter then-ended, and discuss the status of manufacturing operations, ongoing or proposed projects and other matters of interest to either party. If Buyer is unable to reconcile or disputes any item included in any of the Quarterly Reconciliation Reports or Weekly Reconciliation Reports, or the computation of any amounts due to or from Supplier (regardless of whether any such amounts have been received or paid), it shall notify Supplier within such ten (10) business day period of any such items it is unable to reconcile or which it disputes. The foregoing notwithstanding, the failure by Buyer to dispute or question any item within such ten (10) business day period shall not constitute a waiver by Buyer or Supplier of the right to subsequently dispute or question such item; provided, however, that any such dispute or question by Buyer or Supplier shall be asserted not later than the conclusion of the Status Conference for the Quarter immediately following the Quarter pertaining to such dispute or question, or shall be thereafter (absent fraud, misrepresentation, inaccuracy or omission in such reporting by Supplier) be deemed irrevocably waived. Supplier and Buyer shall attempt diligently in good faith to reconcile any differences and to resolve by mutual agreement any items in dispute within twenty (20) business days (the "Resolution Period") following such notification by Buyer. If any of the items in dispute are not resolved within the Resolution Period, either party thereafter shall have the right to submit the disputed items for resolution to an arbitrator mutually agreed upon by the parties (the "Arbitrator") in accordance with Section 22, whose decision shall be final and binding on the parties, and when made, shall be deemed to be an agreement between Supplier and Buyer on the issues so determined. The expense of the Arbitrator shall be borne equally by Buyer and Supplier. Any net final adjustment due to or from Supplier for any Quarter resulting from the review of the proposed Quarterly Reconciliation Report for the Quarter or the Weekly Reconciliation Report for the Reporting Period coinciding with the end of such Quarter shall be paid by or to Buyer within the later of: twenty (20) business days after the ten (10) business day review provided for above, or its final determination if a dispute or question is raised within such ten (10) business day review; provided , however, that any amounts not in dispute shall be paid by the earlier of such dates.


4. Production Modifications; New Product Development.

         4.1 Prior Approval of All Changes. Subject to Section 2.3, Supplier shall not change any specifications, recipes, formulas, or processes related to Product without Buyer's prior written approval. Buyer shall have the right to audit and approve in advance all changes to standard costs reflected in the Bills of Materials, including but not limited to, changes in formulae, processes, ingredients, manning per line, line speeds and yields, structural waste, and units per Case (including any change to a Bill of Materials whereby an operating variance is reclassified into ongoing direct cost).

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         4.2 New Product Development

         4.2.1 Initiation of a Product Development Project. From time to time during the Term, Buyer shall have the right to develop and introduce additional Product items or make modifications to existing Product recipes, formulas, specifications and preparation procedures which, in either case, require expenditures by Supplier in order to manufacture such additional Product or to implement such modifications. Such expenditures may include amounts which are classified in accordance with generally accepted accounting principles as capital expenditures and/or non-capital expenditures. Amounts classified as capital expenditures shall be governed by Section 4.2.3(c) and Section 4.4. Amounts classified as non-capital expenditures shall be governed by Section 4.3. Each such project shall be referred to herein as a "Product Development Project" (and shall not be governed by the provisions of Section 4.5 relating to Structural Savings Projects). Any additional or modified Product developed pursuant to a Product Development Project may either be developed in addition to or may replace one or more then-existing Product Codes. Prior to implementing any Product Development Project, Buyer and Supplier shall develop a mutually agreeable budget and timetable for the project and, if applicable, shall provide for the sharing of rights to any Proprietary Information jointly developed in the course of such project upon such terms as are mutually-agreed upon in a written agreement entered into pursuant to Section 14.3.

         4.2.2 Supplier Support of Buyer R&D. Supplier shall provide commercially reasonable manufacturing support for Buyer's product research and development activities, and shall work diligently with Buyer to develop a budget for and to implement each Product Development Project. Supplier and Buyer shall mutually agree on the time that Supplier may begin to invoice Distributors for the production of any additional or modified Product items and to include any such additional or modified Product in the cost update, reconciliation and adjustment process of Section 3 using the Product Cost Formula. In connection therewith, Supplier's manufacturing support for Buyer's research and development shall continue at least from the production of Product bench samples through initial manufacturing (but not including market test production runs) before the commencement of any such invoicing and cost update, reconciliation and adjustment procedures.

         4.2.3 New Product Cost Formula. The Product Cost for Product manufactured pursuant to a Product Development Project shall be determined in the same manner set forth in Section 3.2.1, and consistent with the following principles:

               (a) Product Direct Costs. Supplier and Buyer shall mutually agree on a operational variance percentage for the per unit standard costs for delivered ingredients and Direct Labor Costs, which shall be developed using the same methodology used for determining such operational variance for existing Products, and which shall not exceed in each case the highest percentage variance for Product manufactured by Supplier in the same product category if a comparable Product category then exists.

               (b) Allocated Fixed Overhead and Allocated Variable Overhead. Supplier and Buyer shall mutually agree on the fixed and variable overhead allocations, which shall be developed using the same methodology used for determining such Allocated Fixed Overhead and Allocated Variable Overhead for existing Products, and which if a comparable Product category then exists, shall be based on the average fixed and variable overhead allocations for Product manufactured by Supplier in such Product category.

               (c) Allocated Profit. Allocated Profit for Product manufactured pursuant to a Product Development Project shall mean the product obtained by multiplying the Product Direct Costs for such Product determined pursuant to this Section 4.2.3 (excluding Allocated Profit) by eleven and one-quarter percent (11.25%).

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             4.2.4 Alternative Sources. If Buyer does not reach agreement with
Supplier on those matters required by this Section 4 to be mutually agreed upon in connection with a Product Development Project after good faith attempts by Buyer to reach such agreements, Buyer shall be permitted to implement such Product Development Project with third parties.

         4.3 Non-Capital Expenditures for Product Development Projects. Supplier shall be responsible for scaling up, and implementing any manufacturing and supply changes required in connection with any Product Development Project. The actual direct, incremental expenses incurred as a result of any Product Development Project, consisting of material, packaging, direct hourly labor shall be allocated as follows:

             (a) If the total amount of such expenses for a single project do not exceed Fifteen Thousand Dollars ($15,000), Supplier shall pay the total amount of such expenses; provided , however, that Supplier shall not be obligated to incur more than Fifty Thousand Dollars ($50,000) of such expenses, in the aggregate, during any one (1) year of the Term.

             (b) If the total amount of such expenses exceed Fifteen Thousand Dollars ($15,000) per project or if the annual Fifty Thousand Dollar ($50,000) limit in Section 4.3(a) has been exceeded, Buyer shall pay the total amount of such excess.

         4.4 Capital Expenses. Supplier shall be responsible for all capital expenses incurred or required to be incurred in connection with its supply responsibilities and duties under this Agreement, including, without limitation, capital expenses for capacity expansion to fulfill the Product requirements of Buyer's System as provided in this Agreement. Any capital expenses incurred in connection with an agreed-to Product Development Project shall be governed by the provisions of Section 4.2.3(c); provided, however, that in the event that the implementation of a Product Development Project requires the purchase of capital equipment which would be used solely and exclusively for the manufacture of Product for Buyer's System, Buyer and Supplier shall discuss the possibility of some form of contribution by Buyer toward such capital expense and/or an increase in the Allocated Profit specified in Section 4.2.3(c), in each case, upon such terms and conditions as shall be mutually agreed to between Buyer and Supplier. Any capital expenses incurred in connection with an agreed-to Structural Savings Project shall be governed by the provisions of Section 4.5(a).

         4.5 Structural Savings Projects.

             (a) From time to time during the Term, Supplier and Buyer may provide each other with recommendations for improving the efficiency of the manufacturing and supply processes and for reducing costs (each, a "Structural Savings Project"). Any provision hereof to the contrary notwithstanding: (i) any project designated as a Structural Savings Project shall not be treated as a Product Development Project governed by Section 4.2 and Section 4.3; and (ii) any program implemented for the purpose of managing any ingredients or packaging costs (including, but not limited to, flour and butter costs) shall not be governed by this Section 4.5. Buyer and Supplier shall mutually determine which, if any, proposed Structural Savings Project are to be implemented on a project-by-project basis, and shall work together to implement such mutually agreed-upon Structural Savings Project and, if applicable, shall provide for the sharing of rights to any Proprietary Information jointly developed in the course of such project upon such terms as are mutually-agreed upon in a written agreement entered into pursuant to Section 14.3. Each Structural Savings Project may involve expenditures which are classified in accordance with generally accepted accounting principles as capital expenditures and/or non-capital expenditures. All such expenditures (whether capital or non-capital) shall be allocated as mutually agreed-upon by the parties, consistent with the following principles: Reductions in costs resulting from changes in Operating Standards shall be initially (and temporarily) shared between Buyer and Supplier by their mutual agreement to phase-in appropriate reductions to Product Direct Costs in the applicable Bills of Materials resulting from the Structural Savings Project. Buyer and Supplier shall mutually determine the amount of cost savings to be included in Product Direct Costs and the time

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during which such cost savings shall be realized, commencing upon a mutually agreed-upon implementation date of the project. After such agreed-upon phase-in period, the reduction in Product Direct Costs shall be permanent.

             (b) The foregoing and any other provision of this Agreement to the contrary notwithstanding, if Supplier undertakes any project affecting standard equipment running rates, efficiency and/or manning requirements or any other element upon which the Bills of Materials for any Product Code is based (including, by way of illustration and without limitation, modification of machine speeds or the engineering capability of any equipment) which is not otherwise a part of any Structural Savings Project mutually agreed-to by Buyer pursuant to this Section 4.5, the cost structure for the appropriate Bills of Materials for the Product Direct Costs shall be modified effective as of the date that such project is implemented to reflect any improvement in the Operating Standards resulting from the implementation of such Structural Savings Project, without any allocation of expense to Buyer (including, without limitation, scaling-up expenses for labor, scrap, waste or otherwise associated with the implementation of such project). Nothing contained in this Section 4.5 shall release Supplier from its obligation under this Agreement to notify and obtain the prior consent of Buyer before undertaking any Structural Savings Project.

         4.6 Discontinued Product. Any provision of this Section 4 to the contrary notwithstanding, if Buyer discontinues any Product Code, Buyer shall purchase, or cause to be purchased, Supplier's entire inventory of such discontinued manufactured Product and any ingredients and packaging made obsolete by the discontinuation of such a Product Code, all at Supplier's actual cost; provided, however, that Buyer shall not be obligated to purchase such obsolete inventories or ingredients or packaging in excess of twenty-five percent (25%) of the volume of such ingredients or packaging which has been consumed or used by Supplier in manufacturing such discontinued Product Code during the twelve (12) months immediately preceding its discontinuance. The foregoing notwithstanding, if Supplier has purchased or committed to purchase (at the direction of or with the mutual agreement of Buyer) packaging in quantities greater than the foregoing twenty-five percent (25%) annual limit, Buyer shall purchase all such good and useable packaging which is unique to Buyer's Product and not otherwise useable by Supplier.


5. Duty to Supply.

         5.1 Reliability. Supplier recognizes the importance of a reliable source of supply of Product to Buyer's System. Subject to the terms of this Agreement, Supplier shall manufacture and supply one hundred percent (100%) of the Product requirements of Buyer's System by maintaining adequate inventory levels of Product with each Distributor. Buyer shall provide Supplier with at least three (3) months advance notice of any special promotions or other events that would reasonably be expected to materially affect the demand for and the need for additional Product.

         5.2 Failure to Supply. In the event that:

             (a) Supplier fails to supply the members of Buyer's System with their respective Product requirements and such failure is not attributable to an act or failure to act by Buyer, a Distributor or a member of Buyer's System, then Buyer shall have the right to purchase Product from sources other than Supplier to the extent Supplier, in Buyer's reasonable judgment, is unable to supply the required quantities of such Product, provided that Buyer gives Supplier prior or contemporaneous notice thereof; and

             (b) Supplier fails to supply Product (other than additional or modified Product as contemplated by Section 4 in its first ninety (90) days of supply by Supplier) and such failure results in a Stock-out Shortage, then Supplier shall pay to Buyer an amount equal to the then-current full retail price of each Case of such undelivered Product less the Invoice Price of each Case of such undelivered Product (the

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"Shortage Fee"); provided, however, that no Shortage Fee shall be payable to
Buyer if: (i) the Stock-out Shortage is due to a failure by a Distributor to order timely such Product in sufficient quantities or to take timely delivery of such Product or provide Supplier with accurate information regarding inventory management; or (ii) the Stock-out Shortage is due to a failure to provide notice to Supplier required by Section 2.3 or Section 5.1; or (iii) the cumulative amount of Stock-out Shortages in any Quarter is less than one-half of one percent (0.5%) (or such greater percentage applicable to Stock-Out Shortages in any distribution contract between Buyer and any Approved Distributor) of the total number of Cases of all Product Codes shipped by such Distributor to Buyer's System in such Quarter. The Shortage Fee payable hereunder shall constitute liquidated damages and Supplier shall not be liable to Buyer, the Distributors or members of Buyer's System for any other damages, so long as the events described in this Section 5.2 do not otherwise constitute a Supplier Default pursuant to Section 16.1.


6. Place of Manufacture. Supplier shall manufacture all Product only at Approved Plants and supply all Product from Approved Plants, provided , however, that Supplier may manufacture Product at facilities other than an Approved Plant and supply Product from facilities other than an Approved Plant if: (i) Supplier obtains Buyer's prior written approval; and (ii) Buyer is provided the same access to such other facilities and such other facilities' employees and books and records as Buyer has with respect to any Approved Plant. Buyer's approval or disapproval shall be based upon the impact the new facility is expected to have upon Product, including, among other things, its quality and consistency, and the Invoice Price and adjustments thereto (including freight), and the distribution requirements of Buyer's System.


7. Distributors.

         7.1 Supplier's Rights. Each Distributor and Independent Operator (as defined in Section 7.3) shall be, at all times, creditworthy and reasonably satisfactory to Supplier. Supplier shall immediately communicate with Buyer regarding any issues or problems (regardless of whether concerning ordering, shipping, payment or otherwise) that Supplier may experience from time to time with any Distributor or Independent Operator, and shall provide Buyer with copies of all written communications sent to or received from a Distributor or Independent Operator concerning any such issues or problems simultaneously upon such delivery or receipt. Supplier shall be entitled to suspend supply of Product to any Distributor or Independent Operator upon as much prior written notice (specifying the reasons for such proposed suspension) as is reasonably practical to Buyer if Supplier, in its sole discretion, determines such Distributor or Independent Operator is not creditworthy or has failed to perform in a commercially reasonable manner. Whenever possible, Supplier shall first give a defaulting Distributor or Independent Operator a reasonable opportunity to avoid suspension by curing its default and providing Supplier with reasonable adequate assurance of future performance. The foregoing notwithstanding, if Supplier has not previously communicated to Buyer (either verbally or in writing) the existence of any issues or problems with a Distributor or Independent Operator, Supplier shall provide not less than thirty (30) days prior notice to Buyer before suspending supply of Product, unless Supplier in good faith determines that there exists extraordinary circumstances justifying such suspension (which extraordinary circumstances shall be specifically identified in writing to Buyer in Supplier's notice of such suspension). If the sole reason for such suspension is the creditworthiness of a Distributor or Independent Operator, Buyer may avoid the suspension by providing to Supplier a guarantee of the performance of such Distributor or Independent Operator in substantially the form provided in Exhibit 7.1. Subject to Section 7.2, Buyer shall have the right to replace a suspended Distributor with an alternate Distributor. In case of suspension or pending suspension of supply of Product to a Distributor or an Independent Operator, Supplier shall cooperate with Buyer and Buyer's System to avoid any disruption of supply to Buyer's System.


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         7.2 Appointment. If Buyer desires to appoint a new or alternate
Distributor, Buyer shall submit the name and business address of such proposed Distributor to Supplier along with such other information as Supplier may reasonably request. Supplier shall thereafter have thirty (30) calendar days in which to approve or disapprove the appointment of such Person as a Distributor. If Supplier disapproves the appointment, Supplier shall provide Buyer with notice of the reason or reasons for such disapproval within such thirty (30) day period, and if the sole reason for disapproval is the creditworthiness of such Distributor then Buyer may, at Buyer's sole discretion, obtain immediate approval of such Distributor by providing to Supplier a guarantee of the performance of such Distributor in substantially the form provided in Exhibit
7.1. If Supplier fails to provide Buyer with notice of disapproval within such thirty (30) day period, then Supplier shall be deemed to have approved the appointment of such Person as a Distributor.

         7.3 Direct Distribution. Certain members of Buyer's System ("Independent Operators") may, with Buyer's approval, purchase Product through Buyer without using a Distributor. Supplier shall supply Product to such Independent Operators designated by Buyer on terms and conditions to be negotiated and agreed upon between such Independent Operators and Buyer, and on payment terms to be determined in accordance with Supplier's credit policy.


8. Quality Assurance.

         8.1 Inspection. Upon demand, Buyer shall have the right, without prior notice and during operating hours, to inspect any Approved Plant (and all other facilities where Product is manufactured) and to observe the Product manufacturing process. Buyer shall also have the right, upon reasonable notice, to escort its franchisees (and such other Persons as are approved by Supplier) through any Approved Plant during operating hours to observe the Product manufacturing process.

         8.2 Quality Assurance Program. Buyer shall establish with Supplier a mutually acceptable quality assurance program, which program shall, among other things, provide Buyer's management with reasonable and meaningful access to Supplier and its employees in charge of Product. Buyer shall have the right, at its sole option and expense, to station a part-time or full-time quality assurance representative at any Approved Plant who shall have the authority to accept or reject Product prior to its shipment. Product may only be rejected if it fails to comply with the Product specifications provided to Supplier. Any quality assurance representative shall, at all times, be reasonably acceptable to Supplier. Neither the presence of a quality assurance representative at any Approved Plant on behalf of Buyer, nor the failure of such representative to reject Product prior to shipment, shall in any way modify Buyer's rights under this Agreement or under applicable law or Supplier's obligations to manufacture and ship Product according to Product specifications pursuant to Section 2.3.


9. Representations and Warranties of Supplier. Supplier represents and warrants to Buyer that:

         9.1 Organization and Good Standing. Supplier has been duly organized and is existing as a corporation in good standing under the laws of the State of Indiana, and is qualified and in good standing as a foreign corporation in the States of Kentucky and Michigan, with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         9.2 Supplier Organization. Supplier has provided to Buyer a copy of the Dun & Bradstreet report on its business, and other financial information of Supplier requested by Buyer, certified by the Treasurer of Supplier to be materially true and correct with respect to financial information contained therein, a copy of which is attached hereto as Exhibit 9.2.

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         9.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Supplier of its obligations hereunder have been obtained. This Agreement has been duly authorized by all necessary corporate action on the part of Supplier, has been duly executed and delivered by Supplier, and constitutes the legal, valid and binding obligation of Supplier enforceable against Supplier in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         9.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the corporate or other charter or bylaws of Supplier or (ii) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in a breach or any violation of or any default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any agreement, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement, or any statute, or any order, writ, injunction or decree of any court, governmental body or agency or instrumentality thereof, or any arbitrator having jurisdiction over Supplier or any of its assets, to which Supplier is a party or to which its properties or assets may be bound, other than such conflicts, violations or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate do not and will not have a material adverse effect on Supplier or its ability to consummate the transactions contemplated hereby.

         9.5 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether local or foreign) pending or, to the knowledge of Supplier, threatened against or affecting Supplier or its respective properties, assets or businesses, nor, to the knowledge of Supplier, does any basis therefor exist and Supplier is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether domestic or foreign) which, in each case, would materially impact upon Supplier's obligations hereunder or Supplier's ability to perform its obligations hereunder.

         9.6 Disclosure. No representation or warranty of the Supplier in this Agreement and no information contained in any Exhibit, Schedule or other writing delivered by Supplier pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of Supplier after due inquiry, there is no fact that Supplier has not disclosed to Buyer in writing that materially adversely affects, nor insofar as Supplier can now foresee, will materially adversely affect Supplier's ability to perform fully this Agreement.

         9.7 Fees, Expenses and Commissions. Supplier has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Supplier or Buyer to pay any broker's or finder's fee or any other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement.


10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Supplier that:

         10.1 Organization and Good Standing. Buyer has been duly organized and is existing as a limited liability company in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.


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         10.2 Buyer Organization. Buyer has provided to Supplier copies of its most recent Forms 10-K and 10-Q filed with the Securities and Exchange
Commission.

         10.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Buyer of its obligations hereunder have been obtained. This Agreement has been duly authorized by all necessary corporate action on the part of Buyer, has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

         10.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Formation or any operating agreement of Buyer, in each case as amended, or (ii) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in a breach or any violation of or any default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any agreement, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement, or any statute, or any order, writ, injunction or decree of any court, governmental body or agency or instrumentality thereof, or any arbitrator having jurisdiction over Buyer or any of its assets, to which Buyer is a party or by which its properties or assets may be bound, other than such conflicts, violations or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate do not and will not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

         10.5 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether local or foreign) pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its properties, assets or businesses, nor, to the knowledge of Buyer, does any basis therefor exist and Buyer is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether domestic or foreign) which, in each case, would materially impact upon Buyer's obligations hereunder or Buyer's ability to perform its obligations hereunder.

         10.6 Disclosure. No representation or warranty of the Buyer in this Agreement and no information contained in any Schedule or other writing delivered by Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of Buyer after due inquiry, there is no fact that Buyer has not disclosed to Supplier in writing that materially adversely affects, nor insofar as Buyer can now foresee, will materially adversely affect Buyer's ability to perform fully this Agreement.

         10.7 Fees, Expenses and Commissions. Buyer has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Buyer or Supplier to pay any broker's or finder's fee or other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement.


11. Additional Covenants of Supplier. In addition to the other obligations of Supplier under this Agreement, Supplier covenants that during the Term (including any extensions or renewals thereof, unless expressly provided otherwise):


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

         11.1 Product. Except as provided herein, during the Term and for one
(1) year thereafter, Supplier shall not, either directly or indirectly, or through any Affiliate of Supplier, (i) supply any Product or any substitute for Product to any bakery-cafe included in Buyer's System or (ii) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the supply any Product or any substitute for Product to any bakery-cafe included in Buyer's System.

         11.2 Operations; Compliance with Standards and Law . Subject to the provisions of this Agreement, Supplier shall operate each Approved Plant (and all other facilities that manufacture Product which are approved by Buyer) and manufacture Product in accordance with good manufacturing practices and manufacture and supply Product in accordance with the recipes, formulas, processes, and Product specifications (including as to Vendors) established by Buyer and in accordance with all applicable laws, rules and regulations, statutes, ordinances, regulations, orders and bylaws.

         11.3 Distributor Obligations. Subject to Section 7, Supplier shall not terminate its obligation to supply Buyer's System nor shall Supplier withhold delivery of Product from any non-defaulting member of Buyer's System or any non-defaulting Distributor due to nonpayment or other default by a Distributor or a member of Buyer's System.

         11.4 Ownership of the Approved Plants. Without limiting Buyer's rights pursuant to Section 16, during the Term, if Supplier shall sell, transfer or license any part of any Approved Plant or enter into any agreement or arrangement that would have the effect of transferring operational control of any Approved Plant to a third party, Supplier shall cause such third party to assume, for the benefit of Buyer, all obligations of Supplier hereunder.

         11.5 Efficiency of Operation. Subject to Buyer's right to designate Vendors and processes, Supplier shall use its reasonable best efforts to operate each Approved Plant at optimal efficiency and to perform its other responsibilities hereunder, including, without limitation, purchasing raw materials, contracting for labor and arranging for freight in an efficient, cost effective and professional manner.

         11.6 Cooperation with Inspections. Supplier shall cooperate with Buyer in any investigation or inspection by any governmental agency or by Buyer relating to any Approved Plant or Product which involves health, safety or product liability issues.

         11.7. Non-Solicitation. Supplier shall not, directly or indirectly, during the Term and, so long as this Agreement is not terminated by Supplier as a result of a Buyer Default, for six (6) months thereafter, hire, retain or attempt to hire or retain any employee, agent, consultant, or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any such Persons, unless the Buyer's relationship with such Person has been terminated by Buyer, or Buyer consents thereto in writing in advance.


12. Additional Covenants of Buyer. In addition to the other obligations of Buyer under this Agreement, Buyer covenants that during the Term (including any extensions or renewals thereof, unless expressly provided otherwise):

         12.1 Compliance with Standards and Law . Buyer shall comply with all applicable laws, rules and regulations, statutes, ordinances, regulations, orders and bylaws, including, without limitation, antitrust and franchise laws.

         12.2 Distributor Obligations. Buyer shall not terminate its obligation to purchase, or cause to be purchased, Product from Supplier due to nonpayment or other default by a Distributor.

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

         12.3 Transfer of Interest.

              (a) If Buyer shall enter into any agreement or arrangement that would have the effect of transferring operational control of Buyer or Buyer's System to a third party, Buyer shall cause such third party to assume, for the benefit of Supplier, all obligations of Buyer or Buyer's System, as the case may be, hereunder; provided, however, that in the case of any such agreement or arrangement with those Persons listed on Schedule 12.3, both Buyer and Supplier shall have the right to terminate this Agreement (and such third party shall not be required to assume any obligations of Buyer or Buyer's System hereunder) upon not less than four (4) months prior written notice. Such notice of termination shall be given within thirty (30) days after Buyer notifies Supplier of its intent to enter into such agreement or arrangement. In the event that Supplier notifies Buyer that it elects to terminate this Agreement after receiving Buyer's notice of its intent to enter into such agreement or arrangement, Buyer shall have thirty (30) days after receipt of Supplier's notice to withdraw its notice of intent to enter into such agreement or arrangement, in which case this Agreement shall not terminate and shall continue as if Buyer had not delivered such notice to Supplier. Any notice delivered by Buyer or Supplier pursuant to this Section 12.3 shall not constitute a Buyer Default or Supplier Default, respectively.

              (b) In the event that operational control of Buyer or Buyer's System is transferred to a third-party after notice of termination is provided pursuant to Section 12.3(a) and prior to the expiration of such four (4) month notice period, then Supplier shall have the right to limit the inspection rights provided in Section 8.1 and to take such other commercially reasonable measures to protect its Proprietary Information so long as it otherwise satisfies its obligations under this Agreement.

         12.4 Product Usage. Buyer shall use its best efforts to provide Supplier with timely information with respect to Product usage.

         12.5 Cooperation with Inspections. Buyer shall cooperate with Supplier in any investigation or inspection by any governmental agency or by Supplier relating to any Approved Plant or Product which involves health, safety or product liability issues.

         12.6 Non-Solicitation. Buyer shall not, directly or indirectly, during the Term and, so long as this Agreement is not terminated by Buyer as a result of a Supplier Default, for six (6) months thereafter, hire, retain or attempt to hire or retain any employee, agent, consultant, or independent contractor of Supplier or in any way interfere with the relationship between Buyer and any such Persons, unless the Supplier's relationship with such Person has been terminated by Supplier, or Supplier consents thereto in writing in advance.


13. Insurance. During the Term (and any extension thereof), Supplier shall be required to obtain and maintain insurance policies, in the amounts set forth on
Schedule 13. With respect to the Commercial General Liability and Umbrella policies, Buyer shall be named as an additional insured. During the Term and (any extension thereof), Buyer shall obtain and maintain insurance policies, in the amounts set forth on Schedule 13. With respect to the Commercial General Liability and Umbrella policies, Supplier shall be named as additional insureds. All insurance policies required by this Section 13 shall be obtained from recognized insurance carriers with an A.M. Best rating of "A-" or better. Supplier and Buyer shall provide evidence of all such insurance to the other with certificates issued at least annually, and whenever there is a change in insurance carrier.




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

14. Confidentiality/Ownership.

         14.1 Proprietary Information. As used in this Agreement, the term "Proprietary Information" shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of Buyer and Supplier which is confidential and proprietary information of the Disclosing Party (as defined below), whether disclosed prior to, on or after the date of this Agreement, including, without limitation, the recipes, formulas, specifications, manufacturing processes, preparation procedures, financial information, equipment, marketing methods, demographic and trade information, customer profiles and preferences, costs, development plans, products and production techniques and all related trade secrets and proprietary information treated as such by the Disclosing Party, whether by course of conduct, by letter or report, or by the use of an appropriate stamp or legend designating such information to be confidential or proprietary. As used herein, the term "Disclosing Party" shall mean the party to this Agreement which discloses or makes available Proprietary Information to the Receiving Party, and the term "Receiving Party" shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the Disclosing Party.

         14.2 Restrictions on Use. The Receiving Party shall hold all Proprietary Information in confidence, shall use such Proprietary Information only for the benefit of the Disclosing Party and disclose such Proprietary Information only to the Receiving Party's officers, directors, employees and agents in order to assist the Receiving Party in performing its obligations under this Agreement. The Receiving Party shall not disclose Proprietary Information to any other Person, provided, however, the Receiving Party may disclose Proprietary Information to a corporate Affiliate of the Receiving Party if such Affiliate first agrees in writing with the Disclosing Party to be bound by the covenants contained in this Agreement with respect to the use and nondisclosure of Proprietary Information.

         14.3 Ownership. Except as otherwise provided in Section 14.4, ownership of all Proprietary Information relating to all recipes, formulas, specifications, manufacturing processes or preparation procedures, demographic and trade information, customer profiles and preferences, costs, development plans, products and production techniques and any other trade secrets and information used to make Product (including, without limitation, information related to the cost of Product) shall remain solely the property of Buyer, regardless of whether developed or modified by Buyer or Supplier, subject to the following:


              (a) Supplier shall retain all rights of any such Proprietary Information owned by Supplier pursuant to Section 14.4 if Supplier first secures from Buyer a written agreement confirming Supplier's ownership and licensing or otherwise granting Buyer such rights in such Proprietary Information as shall be mutually agreed-upon between Supplier and Buyer prior to disclosing such Proprietary Information to Buyer.

              (b) In the case of a Product Development Project or a Structural Savings Project in which Supplier and Buyer jointly develop any such Proprietary Information, Supplier shall have those rights specified in any mutually agreed-upon written agreement entered into at or prior to the time that any such project is undertaken which provides for the joint ownership of any such jointly developed Proprietary Information; provided, however, that even in the absence of such written agreement, Supplier shall retain the right to utilize any jointly developed manufacturing processes for manufacturing activities not otherwise prohibited by this Agreement.

In manufacturing bakery products other than pursuant to this Agreement, Supplier shall use product codes and product names for product which are separate and distinct from those used for Product manufactured for Buyer.

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

         14.4 Exceptions. The obligations and prohibitions set forth in this
Section 14 shall not apply to any Proprietary Information that is required to be disclosed by applicable law or that is shown, by preexisting documentary evidence or other reliable evidence, to be information: (i) that was known by the Receiving Party prior to the exchange of information in contemplation of this Agreement; (ii) entered into the public domain other than through the act of the Receiving Party; (iii) is independently developed by the Receiving Party; or (iv) is rightfully received by the Receiving Party from a third party who is not obligated to the Disclosing Party to keep such information confidential. The obligations of Supplier pursuant to this Section 14 are in addition to, and shall not supercede, any other obligations of Supplier to Buyer under any other confidentiality agreement between Buyer and Supplier.

         14.5 Protected Signature Product; Competitors. If Buyer licenses to Supplier the right (A) to manufacture and sell any Product to any Person other than to a Distributor or to Buyer's System or (B) to use any processes or procedures used in the manufacture of any Product for the manufacture and sale of any products to any Person other than to a Distributor or to Buyer's System, then Supplier shall, in any event, be prohibited from: (i) using Buyer's trademarks, trade names, trade secrets and trade dress; and (ii) selling to any third-party any "Protected Signature Product," which is set forth on Schedule 14.5(A). In addition, Supplier shall not manufacture any dough product on any of the production lines used for the manufacture of Product at any Approved Plant to any Competitor. As used in this Section 14.5 only, the term "Approved Plant" shall exclude any plant designated as an Approved Plant solely for the purpose of implementing the Disaster Recovery Plan referred to in Section 16.6. For the purpose of this Section 14.5, the term "Competitor" shall mean any of the retail operations conducted in the continental United States listed on Schedule 14.5(B). Nothing contained herein shall prevent Supplier from selling any baked, par-baked or pre-proofed bakery products to any Competitor or other customer of Supplier, so long as: (1) such bakery products are materially different in formulation from any Product manufactured by Supplier for Buyer hereunder, and
(2) Supplier agrees to manufacture Buyer's own baked, par-baked or pre-proofed bakery products which are introduced by Buyer as additional Product pursuant to the terms of this Agreement.


15. Opportunities/Conflicts of Interest. Except as otherwise set forth in this
Agreement: (i) neither party shall have any rights in or to the business activities of the other party, nor to the income or profits derived therefrom;
(ii) neither party shall be obligated to offer any investment or other business opportunity to the other party; and (iii) neither party shall have any duty, fiduciary or otherwise, to afford the other party any opportunity to participate in such activities.


16. Default/Termination.

         16.1 Supplier Default. In addition to any other rights or remedies available to Buyer at law or in equity, the obligations to purchase Product under this Agreement may be terminated by Buyer if any one or more of the following events occur (each a "Supplier Default"):

              (a) If Supplier files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under such law is filed against Supplier and is not dismissed within thirty (30) days thereafter; then, so long as any such event is continuing, Buyer may by notice in writing to Supplier terminate its obligations to purchase all or a portion of Product forthwith;

              (b) If Supplier makes an assignment of all or substantially all of its assets for the benefit of creditors, or if Supplier's interest under this Agreement shall be taken upon execution;


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

              (c) If Supplier fails to perform any material covenant or material obligation including, but not limited to, the payment of any amounts due to Buyer; provided, however, that no termination shall be made hereunder unless and until Buyer gives Supplier notice of such failure to perform and Supplier has not cured such failure within thirty (30) days after its receipt of such notice, or ten (10) days in the case of failure to make payment of any amounts due to Buyer; or

              (d) There is a change of ownership or control of Supplier or Supplier transfers its interest in any Approved Plant to a third party (in either case, other than to an Affiliate of Supplier); provided, however, that if, and only if, Supplier provides Buyer with at least six (6) months prior written notice of such change of ownership or control or transfer (which written notice shall be a joint written notice signed by Buyer and the proposed transferee certifying that Supplier and the proposed transferred have entered into a binding agreement for such change of ownership or control or transfer), Buyer's exclusive remedy upon the occurrence of such an event in the absence of Buyer's prior written consent to any such event (and without limiting Buyer's remedies in the event of any other Supplier Default) shall be limited to the right to terminate this Agreement.

         16.2 Reservation of Rights; Cancellation Fee. In the event of a Supplier Default, which, if subject to cure, is not cured within the time provided in this Agreement, then no rights or remedies otherwise available to the parties upon such termination shall be deemed surrendered, except as otherwise provided in the case of a Supplier Default under Section 16.1(d). In addition to all other rights and remedies granted herein to either party, and in addition to all other rights and remedies each party may have at law, in equity or otherwise, in the event that if this Agreement is terminated due to Supplier Default (excluding a Supplier Default under Section 16.1(d) if the proviso therein is applicable), Supplier shall pay to Buyer a cancellation fee (the " Supplier's Cancellation Fee") in an amount equal to One Million Dollars ($1,000,000) per year for each year remaining in the first four (4) years of the Term, pro rated for any partial such year remaining in the Term upon the effective date of termination. If Buyer elects to terminate due to a Supplier Default, then Supplier's Cancellation Fee shall be payable to Buyer in full within thirty (30) days following the effective date of termination.

         16.3 Buyer Default. In addition to any other rights or remedies available to Supplier at law or in equity, the obligations to manufacture and supply Product under this Agreement may be terminated by Supplier if any one or more of the following events occur (each a "Buyer Default"):

              (a) Buyer files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under such law is filed against Buyer and is not dismissed within thirty (30) days thereafter; then, so long as any such event is continuing, Supplier may by notice in writing to Buyer terminate its obligations to manufacture or supply all or a portion of Product forthwith;

              (b) Buyer makes an assignment of all or substantially all of its assets for the benefit of creditors, or if Buyer's interest under this Agreement shall be taken upon execution; or

              (c) Buyer fails to perform any material covenant or material obligation including, but not limited to, the payment of any amounts due to Supplier from Buyer; provided, however, that no termination may be made hereunder unless and until Supplier gives Buyer written notice of such failure to perform and Buyer has not cured such failure within thirty (30) days after its receipt of such notice, or ten (10) days in the case of failure to make payment of any amounts due to Supplier.

         16.4 Reservation of Rights. In the event of a Buyer Default, which, if subject to cure, is not cured within the time provided in this Agreement, then no rights or remedies otherwise available to the parties

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

upon such termination shall be deemed surrendered. In addition to all other rights and remedies granted herein to either party, and in addition to all other rights and remedies each party may have at law, in equity or otherwise, in the event that if this Agreement is terminated due to Buyer Default, Buyer shall pay to Supplier a cancellation fee (the "Buyer's Cancellation Fee") in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) per year for each year remaining in the first four (4) years of the Term, pro rated for any partial such year remaining in the Term upon the effective date of termination. If Supplier elects to terminate due to a Buyer Default, then Buyer's Cancellation Fee shall be payable to Supplier in full within thirty (30) days following the effective date of termination.

         16.5 Effect of Termination.

              (a) Termination of this Agreement, whether by lapse of time, mutual consent, operation of law, exercise of right of termination or otherwise shall not affect the ownership interests in the respective Proprietary Information, proprietary rights and other rights of the parties, but shall only affect any obligations of the parties to continue to cooperate in the manufacturing, supply and purchase of Product.

              (b) Upon termination of this Agreement by lapse of time or mutual consent, Supplier shall complete the manufacture and supply of Product to fill any outstanding orders that are deliverable within thirty (30) days of such termination and Buyer shall purchase, or cause to be purchased, such Product.

              (c) Notwithstanding any termination of this Agreement, all provisions regarding: (i) the sharing of costs between the parties; (ii) the ownership, non-use, or protection of Proprietary Information; (iii) indemnification, (iv) representations of the parties being true as of the time made; and (v) any obligations of either party to the other contained herein which, by their nature, should reasonably extend beyond the termination of any regular ongoing business relationship between the parties as contemplated by this Agreement, shall survive such termination.

              (d) In the event that a notice of intended termination is given by either party (irrespective of whether such notice is based upon the occurrence or existence of a Supplier Default, a Buyer Default or otherwise), Buyer and Supplier shall thereafter develop and implement a transition plan prior to the termination date of the Term in which the manufacture of Product by Supplier is phased-out and transitioned to a new supplier in an orderly manner over not more than a four (4) month period. As part of such transition plan, Buyer shall agree to purchase one hundred percent (100%) of all good, saleable, non-obsolete and useable finished goods inventory manufactured by Supplier (consistent with then-current shelf life requirements and other Product specifications). In addition, Buyer shall agree to purchase, at Supplier's actual cost, any ingredients and packaging that are specific and unique to the manufacture of Buyer's Products (including any contracts for such ingredients and packaging that are purchased on a long-term basis); provided, however, that Buyer shall not be obligated to purchase such ingredients or packaging in excess of twenty-five percent (25%) of the volume of such ingredients or packaging which has been consumed or used by Supplier in manufacturing Product during the twelve
(12) months immediately preceding the termination date. The foregoing notwithstanding, if Supplier has purchased or committed to purchase (at the direction of or with the mutual agreement of Buyer) packaging in quantities greater than the foregoing twenty-five percent (25%) annual limit, Buyer shall purchase all such good and useable packaging which is unique to Buyer's Product and not otherwise useable by Supplier..

         16.6 Force Majeure. Neither a Supplier Default nor a Buyer Default shall be deemed to have occurred if either party is prevented or delayed from fulfilling any terms or provisions of this Agreement by reason of any disaster resulting from an act of nature or terrorist event (each, a "Force Majeure Event"). Upon the occurrence of a Force Majeure Event, Buyer and Supplier shall cooperate to the extent necessary to minimize any disruption of supply to Buyer's System, including, without limitation, implementing the Disaster Recovery Plan set forth in Exhibit 16.6 to the extent necessary or appropriate.

                                     - 26 -                      EXECUTION COPY

17. Information and Audit Rights of Buyer.

         17.1 Books and Records. Supplier shall maintain, in accordance with generally accepted accounting principles consistently applied, accurate and complete books and records with respect to all Product Direct Costs, including all categories of information comprising Product Direct Costs, and freight costs relating to Product.

         17.2 Rights to Audit; Rights to Inspect. Upon reasonable prior notice, Buyer shall have the right, during normal business hours, to inspect and audit the books and records of Supplier relating solely to the calculation of Product Cost and adjustments thereto.

         17.3 Certain Information. Upon Buyer's written request, Supplier shall provide information in its control concerning the manufacturing and supply of Product, including, without limitation, copies of purchase and supply agreements with vendors, sources of raw materials used in Product and information on Supplier's maintenance of confidential information relating to Buyer.


18. Remedies. The relationship between Supplier and Buyer, which is reflected in this Agreement, is special and unique and has a value which cannot be readily measured in monetary terms. Therefore, in the event of any breach or threatened breach by either party, the other party shall be entitled to seek both legal and equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, to restrain such breach or threatened breach and to mandate compliance with the terms set forth herein. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.


19. Indemnification. Supplier will at all times indemnify, defend and hold harmless Buyer, the members of Buyer's System and each of their Affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of (i) any Supplier Default or failure by Supplier to perform its obligations hereunder; and (ii) the supply of Product by Supplier that is not in compliance with the Product specifications. Buyer will at all times indemnify, defend and hold harmless Supplier from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of (i) any Buyer Default or failure by Buyer to perform its obligations hereunder; (ii) any claim for infringement or violation with any patent or trade secret of any third party, to the extent such claim is attributable to use by Supplier of the recipes, formulae, processes and specifications provided to Supplier by Buyer; and (iii) any claim or action by any third-party alleging infringement or violation of, or conflict with, any trademarks, tradenames or trade dress, to the extent such claim or action is attributable to the use of such trademarks, tradenames or trade dress used in accordance with Buyer's specifications. Prompt written notice of any claim or litigation hereunder shall be given to either party, as the case may be, by the other party. The indemnifying party shall have the right to control the defense of the claim at its expense. The indemnified party shall have the right, but not the obligation, to participate in the defense of any claim. There shall be no settlement of any claim to which an indemnity relates without the prior written consent of the indemnitor, which consent shall not be unreasonably withheld or delayed. If a third party brings an action against either party and there is a dispute between Buyer and Supplier as to who is responsible for defending such action, then, until such dispute is resolved, Buyer and Supplier shall cooperate so as not to jeopardize the defense of such action.


                                     - 27 -                      EXECUTION COPY

20. Relationship of Parties. Supplier and Buyer are each independent contractors. Nothing herein contained shall be construed to place Supplier and Buyer in the relationship of principal and agent, master and servant, partners, joint venturers, and, except as otherwise set forth in this Agreement, neither party shall have, expressly or by implication, the power to represent itself as having any authority to make contracts in the name of or binding upon the other, or to obligate or bind the other in any manner whatsoever.


21. Consents; Notices. Unless otherwise specifically set forth herein, any notice, consent or approval of a party shall be in writing and given by telecopier and original posted first class mail, postage prepaid, within two (2) business days thereafter; or by certified or registered mail with an acknowledgment of receipt, postage prepaid, return receipt requested; or by a reputable private courier, such as Federal Express, which provides evidence of receipt as a part of its delivery service, and addressed as follows:

         If to Buyer:             Panera, LLC
                                  6710 Clayton Rd.
                                  Richmond Heights, MO 63117
                                  Attn: Chief Financial Officer

                                  telecopier (314) 633-7200


         with copy to:            Maury B. Poscover, Esq.
                                  Husch & Eppenberger, LLC
                                  100 North Broadway, Suite 1300
                                  St. Louis, MO 63102

                                  telecopier (314) 421-0239

         If to Supplier:          Dawn Food Products, Inc.
                                  2021 Micor Drive
                                  Jackson, MI 49203
                                  Attn: President

                                  telecopier (517) 780-4347


or to such other address as may be designated in writing by either party from time to time in accordance herewith, and shall be deemed delivered two (2) business days following delivery by hand, by private courier or when so telecopied and five (5) business days following proper dispatch by certified or registered mail. A business day is any Monday through Friday on which first class mail is delivered.


22. Arbitration of Certain Disputes. Unless otherwise agreed to between Buyer and Supplier, if a dispute arises under this Agreement under Section 3.2, the parties shall submit their dispute to arbitration under the jurisdiction and in accordance with the rules of the American Arbitration Association (the "Association") located in St. Louis, Missouri or at any other mutually agreeable location. The parties shall be bound by the decision of the arbitrator(s). Notwithstanding the foregoing, the arbitrator(s) shall not have the authority to modify any express provision of this Agreement. Moreover, and notwithstanding the provisions of this Section 22 or anything else to the contrary contained in this Agreement, each party shall have the right to seek injunctive or equitable relief in a court of competent jurisdiction in addition to or in lieu of its rights pursuant to this section. The foregoing notwithstanding, any dispute that arises under this Agreement, with the

                                     - 28 -                      EXECUTION COPY
exception of Section 3.2 of this Agreement, shall be resolved in a court of law in accordance with the provisions of Section 24.

23. Assignees and Third Parties. Subject to Buyer's rights in Section 16, this Agreement may be assigned by Supplier to a third party which acquires all or substantially all of the assets of Supplier or any Approved Plant which agrees to be assume and be bound by this Agreement. This Agreement may be assigned by Buyer to an entity which acquires all or substantially all of Buyer's retail bakery-cafe outlets and which agrees to assume and be bound by this Agreement as provided in Section 12.3.


24. Choice of Law.

         24.1 Applicable Law and Service. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, as applicable to agreements executed and entirely performed in said State. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to their addresses specified in this Agreement (or such other address established by them for notice purposes in the manner prescribed herein).

         24.2 Jurisdiction. Without limiting or impairing the parties' agreement to submit disputes to arbitration as provided in this Agreement, each party hereto irrevocably: (a) submits to the non-exclusive jurisdiction of the United States District Court for the Eastern District of Missouri (or, if subject matter jurisdiction in that court is not available, in any state court located within the County of St. Louis, Missouri) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby; and (b) agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts; and (c) waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.


25. Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement then, in addition to any other relief to which the prevailing party may be entitled, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.


26. Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the other parties.


27. Modification; Waivers. This Agreement (including the Schedules and Exhibits hereto) may be modified or amended only with the written consent of each party hereto. No party hereto shall be released from its obligations hereunder without the written consent of all of the other parties. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against whom such waiver is to be asserted. Except as otherwise specifically
                                     - 29 -                      EXECUTION COPY
provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.


28. Headings. The headings of the articles, sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof nor otherwise be given any legal effect.


29. Succession. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.


30. Counterparts. This Agreement may be executed in counterparts. Each counterpart, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one (1) instrument.


31. Additional Documents. Each party agrees to provide any additional documents reasonably requested by the other party in order to carry out the purpose and intent of this Agreement.


32. Approvals; Consents. Unless otherwise specifically set forth herein, the approvals and consents that are required or permitted herein shall not be unreasonably withheld or delayed.


33. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the full and complete undertaking and agreement between Buyer and Supplier with respect to the within subject matter, and supersedes all other agreements between Buyer and Supplier, whether written or oral, except any confidentiality agreements between the parties, which shall, to the extent such agreements do not contradict the terms of this Agreement, continue in effect.


34. Joint Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.



                                     - 30 -                      EXECUTION COPY

THE AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement as a sealed instrument and have delivered this Agreement as of the day and year first above written.


                            DAWN FOOD PRODUCTS, INC.,
                            an Indiana corporation



                            By:
                               -------------------------------------
                               Ronald L. Jones
                               President and CEO



                            By:
                               -------------------------------------
                               John C. Nally
                               Vice President



                            By:
                               -------------------------------------
                               Peter J.Staelens
                               Chief Financial Officer


                            PANERA, LLC,
                            a Delaware limited liability company



                            By:
                               -------------------------------------
                               William W. Moreton
                               Chief Financial Officer



                            By:
                               -------------------------------------
                               Mark A. Borland
                               Chief Supply Chain Officer









                                     - 31 -                      EXECUTION COPY

                         LIST OF SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule "A"                                 Allocated Fixed Overhead

Schedule "B"                                 Allocated Variable Overhead

Schedule "C"                                 Allocated Profit

Schedule "D"                                 Employee Benefits and
                                             Wage Rates Per Position and

Schedule "E"                                 Approved Distributors

Schedule "F"                                 Operational Variance

Schedule 2.3                                 Other Documents Establishing
                                             Manufacturing Requirements

Schedule 2.6                                 Distributor Requirements for
                                             Shelf Life, Packaging/Labeling,
                                             Hold Harmless and Insurance

Schedule 12.3                                Dawn Competitors

Schedule 13                                  Insurance Requirements

Schedule 14.5(A)                             Protected Signature Product

Schedule 14.5(B)                             Panera Competitors


                                    EXHIBITS

Exhibit 1.1                                  Bill of Materials
                                             as of date of Agreement

Exhibit 3.2A                                 Form of Weekly Reconciliation Report

Exhibit 3.2B                                 Form of Quarterly Reconciliation Report

Exhibit 7.1                                  Form of Buyer Guaranty
                                             for Distributor

Exhibit 9.2                                  Certified Financial Information
                                             of Supplier

Exhibit 16.6                                 Disaster Recovery Plan


                                - 32 -                           EXECUTION COPY

                                                                    SCHEDULE "A"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                            ALLOCATED FIXED OVERHEAD

1.   FIXED MAINTENANCE COSTS

     For the Crown Point plant only, a fixed annual amount of $182,000 for contract year 1. The fixed amount shall be updated annually by a mutually-agreed amount based upon changes for such costs anticipated during the upcoming year, such updated fixed amount not to exceed an increase of five percent (5%) from the then-current fixed amount.

     This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section 3.2, and is not reconciled against actually incurred maintenance costs.

2.   FIXED SUPERVISION COSTS

     For the Crown Point plant, supervision costs shall be fixed at:

                  Contract years 1-2:       $64,890 per year
                  Contract years 3-4:       $136,431 per year
                  Contract years 5+:        $215,305 per year

     In addition to the foregoing, fixed supervision costs are subject to an additional annual adjustment not to exceed five percent (5%) of the then-current annual amount to compensate only for increases in wages. Note:
     The supervisions costs listed above include benefits and taxes at 44.2% of wages for the contract Term.

     This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section 3.2, and shall not be reconciled against actually incurred supervision costs.

3.   QUALITY ASSURANCE COSTS

     For the Crown Point plant, quality assurance costs shall be fixed at:

                  Contract years 1-2:       $51,046 per year
                  Contract years 3+:        $107,324 per year

     For the Louisville plant, quality assurance costs shall be fixed at $50,470 per year for the contract Term.

     In addition to the foregoing, supervision costs are subject to an additional annual adjustment not to exceed five percent (5%) of the then-current annual amount to compensate only for increases in wages. Note:
     The quality assurance costs listed above include benefits and taxes at 44.2% of wages for the contract Term.

     This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section 3.2, and shall not be reconciled against actually incurred quality assurance costs.


                                                                 EXECUTION COPY

                                                                    SCHEDULE "A"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 2 OF 2


4.   FIXED DEPRECIATION

     Depreciation shall be fixed initially at $322,019 for contract year 1. This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section 3.2. At the beginning of each succeeding quarter, this amount shall be updated and reconciled against any mutually agreed-upon new capital equipment purchases during the preceding quarter as provided in
     Section 3.2.3.

     The date upon which new capital equipment shall be deemed "in-service" for the purpose of being included in the fixed depreciation computation shall be the date when Supplier pays for all or part of such equipment (including any deposit). New capital equipment (excluding any holding freezer) shall be depreciated over sixty (60) months on a "straight-line" basis. Any new holding freezer shall be depreciated over one hundred twenty (120) months on a "straight-line" basis.

5.   TAXES AND LICENSE FEES

     Taxes and license fees shall be fixed at $87,287 for contract year 1. This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section 3.2. At the beginning of each contract year, this amount shall be updated and reconciled as provided in Section 3.2.5.

     The amount of Supplier's taxes and licenses chargeable to Buyer shall be a pro-rata amount of Supplier's taxes and licenses, based on the percentage that Buyer's production from each Approved Plant bears to Supplier's total production from each Approved Plant.

6.   INSURANCE

     Insurance shall be fixed at $19,771 for contract year 1. This fixed annual amount shall be paid in 52 equal weekly installments pursuant to Section
     3.2. At the beginning of each contract year, this amount shall be updated and reconciled as provided in Section 3.2.5. Based on Supplier's historical data, insurance costs are projected to increase ten percent (10%) per year.

     The amount of Supplier's insurance chargeable to Buyer shall be a pro-rata amount of Supplier's insurance, based on the percentage that Buyer's production from each Approved Plant bears to Supplier's total production from each Approved Plant.

7.   ALLOCATED G&A

     Allocated G&A shall be fixed at $217,247 for contract year 1. This fixed annual amount shall be paid in 52 equal weekly installments pursuant to
     Section 3.2. At the beginning of each contract year, this amount shall be updated (but not reconciled) as provided in Section 3.2.5.


                                                                 EXECUTION COPY

                                                                    SCHEDULE "B"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                           ALLOCATED VARIABLE OVERHEAD


1.   ALLOCATED VARIABLE ELECTRICITY COSTS

     Electricity costs shall be set at the following constant usage rates for the contract Term:

     A. For production activity at the Crown Point plant: .1263 KwH per pound of product.

     B. For the holding freezer at the Crown Point plant: 49.54 KwH per pallet (stipulated usage, holding freezer consumes 2.75 million KwH for 2,372 pallets based on an assumed 2 week inventory turn with 90% full pallets).

     C. For all activity at the Louisville plant: .0368 KwH per pound of product.

     The weighted average cost of electricity per kilowatt hour (KwH) shall be stipulated at the beginning of each Quarter, and reconciled at the end of each Quarter as provided in Section 3.2.3 based on the actual weighted average cost per KwH (computed in the manner described in Exhibit 3.2B). Stipulated Variable Electricity Costs shall be computed and paid weekly pursuant to Section 3.2.

2.   ALLOCATED NITROGEN AND CARBON DIOXIDE COSTS

     Nitrogen and Carbon Dioxide costs shall be set at the following constant usage rates for the contract Term:

     A.  .1647 pounds of Nitrogen per pound of scone dough.
     B.  .4183 pounds of Nitrogen per pound of cookie dough.
     C.  .07088 pounds of Carbon Dioxide per pound of laminated dough product

     The respective cost per pound cost of Nitrogen and Carbon Dioxide shall be stipulated at the beginning of each Quarter, and reconciled at the end of each Quarter as provided in Section 3.2.3 based on the actual weighted average cost per pound of Nitrogen and Carbon Dioxide (computed in the manner described in Exhibit 3.2B). Stipulated Nitrogen and Carbon Dioxide Costs shall be computed and paid weekly pursuant to Section 3.2.

3.   STORAGE COSTS

     Storage costs shall be set at the following constant usage rates for the contract Term:

     A.  For the Crown Point plant:  $20.25 per pallet.
     B.  For the Louisville plant:  $.02 per pound

     At the beginning of each contract year, these costs shall be increased (but not reconciled) by an amount not to exceed five percent (5%) from the then-current amount to reflect


                                                                  EXECUTION COPY

                                                                    SCHEDULE "B"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 2 OF 3


     increases in compensation (including wages, and benefits and taxes at 44.2% of wages) pursuant to Section 3.2.4. Storage costs shall be computed and paid weekly pursuant to Section 3.2.

4.   WATER AND SEWER COSTS

     Water and sewer costs shall be set at the following constant rates for the contract Term:

     A.  For the Crown Point plant: $.00233 per pound of product.
     B.  For the Louisville plant:  $.00153 per pound of product.

     At the beginning of each contract year, these costs shall be adjusted (but not reconciled) pursuant to Section 3.2.4 to reflect municipal rate changes in each municipality; provided, however, that updated sewer costs for any contract year shall not exceed three hundred percent (300%) of water costs for such year. Water and sewer costs shall be computed and paid weekly pursuant to Section 3.2.

5.   PRODUCTION SUPPLIES

     Production supply costs shall be set at the following constant usage rates for the contract Term:

     A.  For the Crown Point plant:  $.013 per Case.
     B.  For the Louisville plant:  $.0006 per pound.

     Production supply costs shall be computed and paid weekly pursuant to
     Section 3.2, and shall not be reconciled against actual production supply costs.

6.   VARIABLE REPAIR AND MAINTENANCE COSTS

     Variable maintenance costs shall be set at the following rates for the contract Term:

     A.  For the Crown Point plant:  $.23 per Case.
     B.  For the Louisville plant:  $.0077 per pound of product.

     Variable maintenance costs shall be computed and paid weekly pursuant to
     Section 3.2, and shall not be reconciled against actual repair and maintenance costs.

7.   VARIABLE DEPRECIATION

     Variable depreciation for the Louisville plant only shall be set at the following rates for the contract Term: $.0028 per pound of product. Variable depreciation shall be computed and paid weekly pursuant to Section 3.2.


                                                                  EXECUTION COPY

                                                                    SCHEDULE "B"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 3 OF 3


8.   TRUCKING EXPENSES BETWEEN APPROVED PLANTS

     Trucking expenses shall set at the following rates: $.02 per pound of product manufactured at the Louisville plant.

     At the end of each Reporting Period, these costs shall be reconciled for fuel surcharges assessed during such Reporting Period as provided in Section When the monthly 3.2.2. National Average Price of Diesel Fuel, as reported by the U.S. Energy Information Administration exceeds $1.50 per gallon, fuel surcharges shall be assessed as follows:

           Average Price                       Surcharge
        (dollars per gallon)                (cents per Case)
        --------------------                ----------------
           1.51 - 1.55                            0.010
           1.56 - 1.60                            0.015
           1.61 - 1.65                            0.020
           1.66 - 1.70                            0.025
           1.71 - 1.75                            0.030
           1.76 - 1.80                            0.035
           1.81 - 1.85                            0.040
           1.86 - 1.90                            0.045
           1.91 - 1.95                            0.050
           1.96+                                  0.055

     Trucking expenses shall be computed and paid weekly pursuant to Section
     3.2.

9.   VARIABLE SUPERVISION COSTS

     For the Louisville plant only, variable supervision costs shall be fixed at $.00274 per pound of product. In addition to the foregoing, variable supervision costs are subject to an additional annual adjustment not to exceed five percent (5%) of the then-current annual amount to compensate only for increases Note: The supervision costs in wages. listed above include benefits and taxes at 44.2% of wages for the contract Term.

     This amount shall be computed and paid weekly pursuant to Section 3.2, and shall not be reconciled against actually incurred supervision costs at the Louisville plant.


                                                                  EXECUTION COPY

                                                                    SCHEDULE "C"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                                ALLOCATED PROFIT


                                                              PROFIT - ($ PER UNIT)
                                               ---------------------------------------------------
NO.           PRODUCT DESCRIPTION              2003      2004        2005       2006        2007
---           -------------------              ----      ----        ----       ----        ----
343           Choc Chip Cookie                 0.0109    0.0109      0.0109     0.0109      0.0109
349           Nutty Choc Chip                  0.0109    0.0109      0.0109     0.0109      0.0109
355           Chocolate Duet w/Mint            0.0109    0.0109      0.0109     0.0109      0.0109
357           Oatmeal Raisin                   0.0109    0.0109      0.0109     0.0109      0.0109
370           Shortbread Cookie                0.0105    0.0105      0.0105     0.0105      0.0105
493           Orange Scone                     0.0210    0.0210      0.0210     0.0210      0.0210
528           Cinnamon & Chip Scone            0.0210    0.0210      0.0210     0.0210      0.0210
552           Orange Icing                     0.0955    0.0955      0.0955     0.0955      0.0955
553           Apple Bagel Topping              0.1313    0.1313      0.1313     0.1313      0.1313
554           Butter Croissant                 0.0131    0.0131      0.0131     0.0131      0.0131
562           Carrot Mini Bundt                0.0778    0.0778      0.0778     0.0778      0.0778
563           Lemon Poppy Mini Bundt           0.0778    0.0778      0.0778     0.0778      0.0778
564           Pineapple Mini Bundt             0.0778    0.0778      0.0778     0.0778      0.0778
700           Apple Croissant                  0.0175    0.0175      0.0175     0.0175      0.0175
702           Chocolate Croissant              0.0175    0.0175      0.0175     0.0175      0.0175
703           Cinnamon Roll                    0.0219    0.0219      0.0219     0.0219      0.0219
704           Raspberry Croissant              0.0219    0.0219      0.0219     0.0219      0.0219
705           Cheese Croissant                 0.0175    0.0175      0.0175     0.0175      0.0175
720           Apple Streudel                   0.0219    0.0219      0.0219     0.0219      0.0219
721           Cherry Streudel                  0.0219    0.0219      0.0219     0.0219      0.0219
722           Bear Claw                        0.0219    0.0219      0.0219     0.0219      0.0219
723           Coffee Cake                      0.0583    0.0583      0.0583     0.0583      0.0583
725           Filled Danish                    0.0175    0.0175      0.0175     0.0175      0.0175
726           Pecan Roll                       0.0175    0.0175      0.0175     0.0175      0.0175
730           Pecan Smear                      0.0875    0.0875      0.0875     0.0875      0.0875
731           Yellow Icing                     0.0875    0.0875      0.0875     0.0875      0.0875
732           Gooey Butter Filling             0.0875    0.0875      0.0875     0.0875      0.0875
733           Cobblestone Topping              0.0875    0.0875      0.0875     0.0875      0.0875
734           White Icing                      0.0875    0.0875      0.0875     0.0875      0.0875
735           Streusel                         0.1313    0.1313      0.1313     0.1313      0.1313
749           3 Berry Batter                   0.0135    0.0135      0.0135     0.0135      0.0135
750           Blueberry Muffin                 0.0700    0.0700      0.0700     0.0700      0.0700
751           Pumpkin Muffin                   0.0700    0.0700      0.0700     0.0700      0.0700
752           Banana Muffin Batter             0.0700    0.0700      0.0700     0.0700      0.0700
753           Choc Chip Muffin                 0.0700    0.0700      0.0700     0.0700      0.0700


                                                                  EXECUTION COPY

                                                                    SCHEDULE "D"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                              EMPLOYEE BENEFITS AND
                             WAGE RATES PER POSITION


A.         EMPLOYEE BENEFITS
           ----------------
                                                                           2003                2003
                                                                          AVERAGE         AVERAGE HOURLY
                                                                         COST/HOUR        WAGE - $12.370
                                                                         ---------        --------------
1.   WORKERS' COMPENSATION

           WORKERS' COMPENSATION                                           $.0520              4.200%

           CALCULATION METHODOLOGY:
           Constant rate of 4.2% of
           Direct Labor Costs for life of contract.
           (NOT CALCULATED AS PART OF THE "CPI + 5%"
           LIMIT IN WAGE AND BENEFIT ALLOWANCE)

2.   GOVERNMENT MANDATED CHARGES

           FICA AND MEDICARE                                               $0.946              7.650%
           UNEMPLOYMENT INSURANCE                                          $0.062              0.500%

           CALCULATION METHODOLOGY:
           Annual percentage rate computed and
           adjusted once per year per Section 3.2.4.
           according to government mandate.
           (NOT CALCULATED AS PART OF THE "CPI + 5%"
           LIMIT IN WAGE AND BENEFIT ALLOWANCE)


3.   HEALTH CARE COSTS

           MEDICAL BENEFITS                                                $1.601              12.943%
           DENTAL BENEFITS                                                 $0.106               0.857%

           CALCULATION METHODOLOGY:
           Annual percentage rate computed and
           adjusted once per year per Section 3.2.4.
           Total annual dollar adjustment not to exceed twenty-five percent (25%) of prior year's costs;
           provided, however that changes in the medical and dental program which result in a net increase in costs shall not be borne by Buyer.
           (NOT CALCULATED AS PART OF THE "CPI + 5%"
           LIMIT IN WAGE AND BENEFIT ALLOWANCE)


                                                                 EXECUTION COPY

                                                                    SCHEDULE "D"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 2 OF 3


4.   ALL OTHER BENEFITS

           401(K)                                        $1.863              15.061%
           VACATION
           PROFIT SHARING
           SICK DAYS
           HOLIDAYS

           CALCULATION METHODOLOGY:
           Annual percentage rate computed and
           adjusted once per year per Section 3.2.4.
           (CALCULATED AS PART OF THE "CPI + 5%"
           LIMIT IN WAGE AND BENEFIT ALLOWANCE)


--------------------------------------------------------------------------------


TOTAL EMPLOYEE BENEFIT ALLOWANCE                         $5.098              41.211%
           (PERCENTAGE INSERTED IN COLUMN V
             OF WEEKLY RECONCILIATION REPORT)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                  EXECUTION COPY

                                                                    SCHEDULE "D"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 3 OF 3


B.   WAGE RATES PER POSITION

  CROWN POINT               2003 LABOR RATES
   OPERATION                   ($/HOUR)
  -----------               ----------------

Filling Preparer                13.04
Line Leader                     13.04
Mixer                           13.04
Operator                        13.04
Butter Operator                 11.83
Filling Depositor               11.83
Freezer                         11.83
Helper                          11.83
QC Checker                      11.83
QC Counter                      11.83
Retarder                        11.83
Dough Blocker                   11.58
Folder                          11.58
Packer                          11.58
Palletizer                      11.58
Panner                          11.58
Rack Puller                     11.58
Twister                         11.58


LOUISVILLE                    LABOR RATES
OPERATION                      ($/HOUR)
----------                    -----------
Cook                            15.26
Capper                          14.26
Stacker                         14.26
Blender                         15.26


                                                                 EXECUTION COPY

                                                                    SCHEDULE "E"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                              APPROVED DISTRIBUTORS



The Sygma Network
5550 Blazer Parkway, Suite 300
Dublin, Ohio 43017

Banta Foods
1620 Packer Road
Springfield, Missouri 65803

Multifoods Distributors
12650 E. Arapahoe Rd. Bldg D
Englewood, Colorado 80112





                                                                  EXECUTION COPY

                                                                    SCHEDULE "F"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                              OPERATIONAL VARIANCE


                                                   INGREDIENTS VARIANCE PERCENTAGE
              PRODUCT                          ---------------------------------------
NO.           DESCRIPTION                      2003    2004     2005     2006     2007
---           -----------                      ----    ----     ----     ----     ----

343           Choc Chip Cookie                 2.0%    2.0%     2.0%     2.0%     2.0%
349           Nutty Choc Chip                  2.0%    2.0%     2.0%     2.0%     2.0%
355           Chocolate Duet w/Mint            2.0%    2.0%     2.0%     2.0%     2.0%
357           Oatmeal Raisin                   2.0%    2.0%     2.0%     2.0%     2.0%
370           Shortbread Cookie                2.0%    2.0%     2.0%     2.0%     2.0%
493           Orange Scone                     2.0%    2.0%     2.0%     2.0%     2.0%
528           Cinnamon & Chip Scone            2.0%    2.0%     2.0%     2.0%     2.0%
552           Orange Icing                     2.0%    2.0%     2.0%     2.0%     2.0%
553           Apple Bagel Topping              2.0%    2.0%     2.0%     2.0%     2.0%
554           Butter Croissant                 2.5%    2.5%     2.5%     2.5%     2.5%
562           Carrot Mini Bundt                2.0%    2.0%     2.0%     2.0%     2.0%
563           Lemon Poppy Mini Bundt           2.0%    2.0%     2.0%     2.0%     2.0%
564           Pineapple Mini Bundt             2.0%    2.0%     2.0%     2.0%     2.0%
700           Apple Croissant                  5.0%    5.0%     5.0%     5.0%     5.0%
702           Chocolate Croissant              5.0%    5.0%     5.0%     5.0%     5.0%
703           Cinnamon Roll                    3.0%    3.0%     3.0%     3.0%     3.0%
704           Raspberry Croissant              5.0%    5.0%     5.0%     5.0%     5.0%
705           Cheese Croissant                 5.0%    5.0%     5.0%     5.0%     5.0%
720           Apple Streudel                   5.0%    5.0%     5.0%     5.0%     5.0%
721           Cherry Streudel                  5.0%    5.0%     5.0%     5.0%     5.0%
722           Bear Claw                        5.0%    5.0%     5.0%     5.0%     5.0%
723           Coffee Cake                      5.0%    5.0%     5.0%     5.0%     5.0%
725           Filled Danish                    5.0%    5.0%     5.0%     5.0%     5.0%
726           Pecan Roll                       3.0%    3.0%     3.0%     3.0%     3.0%
730           Pecan Smear                      2.0%    2.0%     2.0%     2.0%     2.0%
731           Yellow Icing                     2.0%    2.0%     2.0%     2.0%     2.0%
732           Gooey Butter Filling             2.0%    2.0%     2.0%     2.0%     2.0%
733           Cobblestone Topping              2.0%    2.0%     2.0%     2.0%     2.0%
734           White Icing                      2.0%    2.0%     2.0%     2.0%     2.0%
735           Streusel                         2.0%    2.0%     2.0%     2.0%     2.0%
749           3 Berry Batter                   2.0%    2.0%     2.0%     2.0%     2.0%
750           Blueberry Muffin                 2.0%    2.0%     2.0%     2.0%     2.0%
751           Pumpkin Muffin                   2.0%    2.0%     2.0%     2.0%     2.0%
752           Banana Muffin Batter             2.0%    2.0%     2.0%     2.0%     2.0%
753           Choc Chip Muffin                 2.0%    2.0%     2.0%     2.0%     2.0%


                                                                  EXECUTION COPY

                                                                    SCHEDULE "F"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 2 OF 3


                                                    PACKAGING VARIANCE PERCENTAGE
              PRODUCT                          ---------------------------------------
NO.           DESCRIPTION                      2003      2004     2005    2006    2007
---           -----------                      ----      ----     ----    ----    ----
343           Choc Chip Cookie                 1.5%      1.5%     1.5%    1.5%    1.5%
349           Nutty Choc Chip                  1.5%      1.5%     1.5%    1.5%    1.5%
355           Chocolate Duet w/Mint            1.5%      1.5%     1.5%    1.5%    1.5%
357           Oatmeal Raisin                   1.5%      1.5%     1.5%    1.5%    1.5%
370           Shortbread Cookie                1.5%      1.5%     1.5%    1.5%    1.5%
493           Orange Scone                     1.5%      1.5%     1.5%    1.5%    1.5%
528           Cinnamon & Chip Scone            1.5%      1.5%     1.5%    1.5%    1.5%
552           Orange Icing                     0.8%      0.8%     0.8%    0.8%    0.8%
553           Apple Bagel Topping              0.8%      0.8%     0.8%    0.8%    0.8%
554           Butter Croissant                 1.5%      1.5%     1.5%    1.5%    1.5%
562           Carrot Mini Bundt                0.8%      0.8%     0.8%    0.8%    0.8%
563           Lemon Poppy Mini Bundt           0.8%      0.8%     0.8%    0.8%    0.8%
564           Pineapple Mini Bundt             0.8%      0.8%     0.8%    0.8%    0.8%
700           Apple Croissant                  1.5%      1.5%     1.5%    1.5%    1.5%
702           Chocolate Croissant              1.5%      1.5%     1.5%    1.5%    1.5%
703           Cinnamon Roll                    1.5%      1.5%     1.5%    1.5%    1.5%
704           Raspberry Croissant              1.5%      1.5%     1.5%    1.5%    1.5%
705           Cheese Croissant                 1.5%      1.5%     1.5%    1.5%    1.5%
720           Apple Streudel                   1.5%      1.5%     1.5%    1.5%    1.5%
721           Cherry Streudel                  1.5%      1.5%     1.5%    1.5%    1.5%
722           Bear Claw                        1.5%      1.5%     1.5%    1.5%    1.5%
723           Coffee Cake                      1.5%      1.5%     1.5%    1.5%    1.5%
725           Filled Danish                    1.5%      1.5%     1.5%    1.5%    1.5%
726           Pecan Roll                       1.5%      1.5%     1.5%    1.5%    1.5%
730           Pecan Smear                      0.8%      0.8%     0.8%    0.8%    0.8%
731           Yellow Icing                     0.8%      0.8%     0.8%    0.8%    0.8%
732           Gooey Butter Filling             0.8%      0.8%     0.8%    0.8%    0.8%
733           Cobblestone Topping              0.8%      0.8%     0.8%    0.8%    0.8%
734           White Icing                      0.8%      0.8%     0.8%    0.8%    0.8%
735           Streusel                         0.8%      0.8%     0.8%    0.8%    0.8%
749           3 Berry Batter                   0.8%      0.8%     0.8%    0.8%    0.8%
750           Blueberry Muffin                 0.8%      0.8%     0.8%    0.8%    0.8%
751           Pumpkin Muffin                   0.8%      0.8%     0.8%    0.8%    0.8%
752           Banana Muffin Batter             0.8%      0.8%     0.8%    0.8%    0.8%
753           Choc Chip Muffin                 0.8%      0.8%     0.8%    0.8%    0.8%



                                                                  EXECUTION COPY

                                                                    SCHEDULE "F"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT
                                                                     PAGE 3 OF 3



                                                                     TOTAL LABOR VARIANCE PERCENTAGE
              PRODUCT                          -------------------------------------------------------------------------
NO.           DESCRIPTION                            2003                  2004           2005           2006       2007
---           -----------                      -----------------           ----           ----           ----       ----
                                                Q1          Q2-4           Q1-4           Q1-4           Q1-4       Q1-4
                                                --          ----           ----           ----           ----       ----
343           Choc Chip Cookie                 6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
349           Nutty Choc Chip                  6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
355           Chocolate Duet w/Mint            6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
357           Oatmeal Raisin                   6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
370           Shortbread Cookie                6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
493           Orange Scone                     6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
528           Cinnamon & Chip Scone            6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
552           Orange Icing                     9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
553           Apple Bagel Topping              9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
554           Butter Croissant                 10.0%        7.0%           6.0%           6.0%           6.0%       6.0%
562           Carrot Mini Bundt                6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
563           Lemon Poppy Mini Bundt           6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
564           Pineapple Mini Bundt             6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
700           Apple Croissant                  12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
702           Chocolate Croissant              12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
703           Cinnamon Roll                    9.0%         6.0%           6.0%           6.0%           6.0%       6.0%
704           Raspberry Croissant              12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
705           Cheese Croissant                 12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
720           Apple Streudel                   12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
721           Cherry Streudel                  12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
722           Bear Claw                        12.0%        9.0%           6.0%           6.0%           6.0%       6.0%
723           Coffee Cake                      9.0%         6.0%           6.0%           6.0%           6.0%       6.0%
725           Filled Danish                    13.0%        10.0%          6.0%           6.0%           6.0%       6.0%
726           Pecan Roll                       13.0%        10.0%          6.0%           6.0%           6.0%       6.0%
730           Pecan Smear                      9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
731           Yellow Icing                     9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
732           Gooey Butter Filling             9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
733           Cobblestone Topping              9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
734           White Icing                      9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
735           Streusel                         9.2%         9.2%           6.0%           6.0%           6.0%       6.0%
749           3 Berry Batter                   15.0%        15.0%          15.0%          15.0%          15.0%      15.0%
750           Blueberry Muffin                 6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
751           Pumpkin Muffin                   6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
752           Banana Muffin Batter             6.0%         6.0%           6.0%           6.0%           6.0%       6.0%
753           Choc Chip Muffin                 6.0%         6.0%           6.0%           6.0%           6.0%       6.0%



                                                                 EXECUTION COPY

                                                                  SCHEDULE "2.3"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT



                          OTHER DOCUMENTS ESTABLISHING
                           MANUFACTURING REQUIREMENTS



                                 SEE VOLUMES 2-3


                                                                  EXECUTION COPY

                                                                  SCHEDULE "2.6"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT



                          DISTRIBUTOR REQUIREMENTS FOR
                        SHELF LIFE, PACKAGING/LABELING,
                          HOLD HARMLESS AND INSURANCE


1. Supplier shall confirm all purchase orders with each Distributor within one
   (1) business day after receipt of purchase order.

2. All invoices shall be sent directly to the Distributor from which a purchase order originates. All invoices shall reference the purchase order number, show unit and extended price and quantity on each item, and list the "ship to" address.

3. Supplier shall notify each Distributor (by the means designated by such Distributor -either via phone or "e-mail") of any shortages to any purchase orders as soon as such shortages have been determined (but in no circumstances shall notification be made after shipment of such purchase order).

4. There shall be no automatic reordering of product by Supplier in the name of Distributor for shortages to purchase orders. UNAUTHORIZED BACKORDERS AND PARTIAL ORDERS SHALL NOT BE ALLOWED OR ACCEPTED.

5. Temperature Control - Supplier shall maintain Product at zero (0) degrees Fahrenheit in storage and utilize transportation services which maintain temperature of Product in transit not to exceed ten (10) degrees Fahrenheit.

6. Packaging and Labeling - All Product cases shall contain nationally accepted UPC scannable labels on the exterior of the case packaging. Labels shall be placed on the "side" and "end" panels of cartons and on the side of pails.

7. Inventory Management - The oldest product within Supplier's warehouse shall be the first product shipped to Distributor.

8. Shelf Life Requirements - Product shall arrive at Distributor's Warehouse within 4 weeks of the date Product was manufactured.

9. Guarantees, Warranties & Miscellaneous Requirements.

          a. Supplier shall indemnify and hold harmless any Distributors requiring such document.

          b. Supplier shall provide a certificate of insurance that meets, or exceeds, the Distributor's minimum requirements.



                                                                 EXECUTION COPY

                                                                 SCHEDULE "12.3"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                                DAWN COMPETITORS


The term "Dawn Competitors" shall mean the manufacturing and distribution operations of any of the following companies or their Affiliates:


     1.  CSM
     2.  General Mills/Pillsbury
     3.  Bunge
     4.  ABF (Associated British Foods)
     5.  George Westin companies



                                                                  EXECUTION COPY

                                                                   SCHEDULE "13"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                             INSURANCE REQUIREMENTS

COMMERCIAL GENERAL LIABILITY:
Bodily Injury and Property Damage:                    $1,000,000 per occurrence combined
                                                      $2,000,000 general aggregate
Personal Injury and Advertising Injury:               $1,000,000 any one person or organization
Products/Completed Operations:                        $2,000,000 annual aggregate
Fire Legal Liability:                                 $1,000,000 any one fire

AUTOMOBILE LIABILITY:
Bodily Injury and Property Damage:                    $1,000,000 per accident
Hired and Non-Owned Automobiles:                      $1,000,000

WORKERS COMPENSATION:                                 STATUTORY

EMPLOYERS LIABILITY:                                  $500,000 per employee, bodily injury by disease
                                                      $500,000 per employee, bodily injury by accident

UMBRELLA LIABILITY:                                   $5,000,000, any one occurrence
                                                      $5,000,000, annual aggregate

The certificate holder must be listed as Panera, LLC, SLBC/Panera Bread, its subsidiaries, affiliates and divisions.

Panera, LLC, SLBC/Panera Bread, its subsidiaries, affiliates and divisions must be listed as an additional insured using ISO Form CG 20 26 in regard to the commercial general, product and excess liability coverage.

The certificate must be current and resubmitted each year within 30 days of policy expiration.



                                                                  EXECUTION COPY

                                                              SCHEDULE "14.5(A)"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT




                           PROTECTED SIGNATURE PRODUCT

NO.            PRODUCT DESCRIPTION
343            Choc Chip Cookie
349            Nutty Choc Chip
355            Chocolate Duet w/Mint
357            Oatmeal Raisin
370            Shortbread Cookie
493            Orange Scone
528            Cinnamon & Chip Scone
552            Orange Icing
553            Apple Bagel Topping
554            Butter Croissant
562            Carrot Mini Bundt
563            Lemon Poppy Mini Bundt
564            Pineapple Mini Bundt
700            Apple Croissant
702            Chocolate Croissant
703            Cinnamon Roll
704            Raspberry Croissant
705            Cheese Croissant
720            Apple Streudel
721            Cherry Streudel
722            Bear Claw
723            Coffee Cake
725            Filled Danish
726            Pecan Roll
730            Pecan Smear
731            Yellow Icing
732            Gooey Butter Filling
733            Cobblestone Topping
734            White Icing
735            Streusel
749            3 Berry Batter
750            Blueberry Muffin
751            Pumpkin Muffin
752            Banana Muffin Batter
753            Choc Chip Muffin




                                                                  EXECUTION COPY

                                                              SCHEDULE "14.5(B)"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT


                               PANERA COMPETITORS


The retail operations conducted in the continental United States of the following companies:

1.  Atlanta Bread Company
2.  Corner Bakery
3.  Starbucks
4.  Au Bon Pain (see note below)
5.  New World Coffee Group
         a. Einsteins/Noah Bagels
         b. Manhattan Bagels
         c. New World Coffee
6.  La Madeleine French Bakery Cafe
7.  Paradise Bakery
8.  Schlotzky's Deli
9.  Tim Horton's
10. ViCorp - Village Inn/Baker's Square
11. Brueggers
12. Chesapeake Bagel/AFC Enterprises, Inc.


NOTE: Au Bon Pain will not be considered a Panerea Competitor until 180 days following the signing of a Bakery Product Supply Agreement between Panera, LLC and Dawn Food Products, Inc.




                                                                  EXECUTION COPY

                                                                     EXHIBIT 1.1
                                                               BILL OF MATERIALS
                                                         AS OF DATE OF AGREEMENT



                                BILL OF MATERIALS


                                SEE VOLUMES 2-3


                                                                  EXECUTION COPY

                                                                    EXHIBIT 3.2A
                                                                  FORM OF WEEKLY
                                                           RECONCILIATION REPORT



                      FORM OF WEEKLY RECONCILIATION REPORT


                                  SEE ATTACHED



                                                                  EXECUTION COPY

                                                                    EXHIBIT 3.2B
                                                               FORM OF QUARTERLY
                                                           RECONCILIATION REPORT



                    FORM OF QUARTERLY RECONCILIATION REPORT


                                  SEE ATTACHED



                                                                  EXECUTION COPY

                                                                     EXHIBIT 7.1
                                                          FORM OF BUYER GUARANTY
                                                                 FOR DISTRIBUTOR



                                    GUARANTY


         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, PANERA, LLC, a Delaware limited liability company (the "Guarantor") unconditionally guarantees the performance of all of the "Product Debt" (as defined herein) of [ Distributor ] (the "Distributor") to DAWN FOOD PRODUCTS, INC., an Indiana corporation ("Supplier").

         This Guaranty is given by Guarantor pursuant to the terms of that Bakery Products Supply Agreement, dated ______________, 2002 by and among Supplier and Guarantor (the "Supply Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Supply Agreement.

         Guarantor represents and warrants that (i) Guarantor is associated with Distributor by virtue of a distribution agreement between [among] Distributor and Guarantor [or one or more of Guarantor's franchisees], (ii) Distributor's relationship (as hereinafter defined) with Supplier benefits Guarantor, (iii) the relationship between Distributor and Supplier is necessary or convenient for the business purposes of Guarantor, (iv) Guarantor has specifically authorized that this Guaranty be executed and delivered as necessary to the conduct of the business of Guarantor, and (v) Guarantor understands that Supplier, in continuing to supply Distributor after the date of this Guaranty in accordance with the Supply Agreement, is relying on the obligations being undertaken by the Guarantor as set forth herein.

         As used herein, the term " Product Debt" includes the monetary obligations of Distributor to Supplier now existing or hereafter arising solely for the payment by Distributor of the Invoice Price of Product delivered to Distributor pursuant to the Supply Agreement. The term "Product Debt" shall not include any other obligations of Distributor to Supplier, monetary or otherwise, whether or not arising under the Supply Agreement.

         In the event payment of the Product Debt is not made by Distributor to Supplier in accordance with the terms of the Supply Agreement within five (5) business days of its due date, then, notwithstanding any other rights or remedies which may then be available to Supplier, the entire unpaid amount of such Product Debt shall become immediately due and payable by Guarantor in the event that within thirty (30) days following such default, Supplier gives written notice to Guarantor of Distributor's failure to timely make payment on the Product Debt when due. Payment of such liabilities shall be made by Guarantor within five (5) business days following Guarantor's receipt of such notification by Supplier. Such notice shall be in writing and shall be deemed effectively given to Guarantor in all respects when delivered, if delivered by hand, by certified mail (return receipt requested) or by a nationally recognized overnight courier service (otherwise delivery shall be effective only upon actual receipt), and addressed as follows:_____________________________________
_______________________________________________________________________________



                                                                 EXECUTION COPY



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                                                                     EXHIBIT 7.1
                                                          FORM OF BUYER GUARANTY
                                                                 FOR DISTRIBUTOR
                                                                     PAGE 2 OF 3



__________________, or at such alternative address as may be designated by Guarantor. A business day is any Monday through Friday on which first class mail is delivered.

         Any payments made by Guarantor to Supplier pursuant to this Guaranty shall be applied to such invoices as Guarantor in its discretion may determine. Nothing contained in this Guaranty shall constitute an extension of the time for the timely payment of the Product Debt by Distributor. Upon the making of any such payments, Guarantor shall be fully subrogated to the rights of Supplier with respect to the Product Debt paid by Guarantor.

         This Guaranty shall not be affected by any fraudulent, illegal, or improper act by the Distributor. No provision of this Guaranty may be altered, amended, waived, canceled or modified, except by a written instrument executed, sealed and acknowledged by the Guarantor and Supplier. Except as provided herein, Guarantor waives (i) presentment, demand, notice, and protest with respect to the Product Debt and (ii) any right to require Supplier to pursue or to proceed against Distributor prior to enforcing its rights against Guarantor hereunder to the same extent as if Guarantor were jointly and severally liable with the Distributor for the Product Debt. Guarantor hereby waives notice of acceptance of this Guaranty.

         Anything to the contrary contained herein notwithstanding, the undersigned shall be notified in advance and in writing of any indulgence or waiver which Supplier proposes to grant to Distributor with respect to the Product Debt and of any alteration, amendment, cancellation, waiver, or modification of any term or condition of the Product Debt. The undersigned shall have the right to approve such alteration, amendment, cancellation waiver or modification of any term or condition of the Product Debt, which consent shall not be unreasonably withheld or delayed. The undersigned agrees that no action by Supplier which has been consented to in advance by the undersigned in accordance with the terms of this Guaranty shall affect the obligations of the undersigned to the Supplier hereunder.

         The rights, remedies, powers, privileges and discretion of Supplier hereunder (hereinafter, the "Supplier's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have, and no delays or omissions by Supplier in exercising or enforcing any of Supplier's Rights and Remedies shall operate as or constitute a waiver thereof. No waiver or modification by Supplier on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of each of the Supplier's Rights and Remedies under any other agreement with the undersigned, the Distributor, or any such other person shall be cumulative and not alternative or exclusive, and may be exercised by the Supplier at such time or times and in such order of preference as Supplier, in its sole discretion, may determine.

         This Guaranty shall be governed, construed, and interpreted in accordance with the laws of the State of Missouri, as applicable to agreements executed and entirely performed in said State. Any disputes relating to the terms of this Guaranty shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Missouri (or, if subject matter jurisdiction in that court is not available, in any state court located within the County of St. Louis, Missouri). Any determination that any provision herein is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality or enforceability of such provision in any other instance and shall not affect the validity, legality or enforceability



                                                                 EXECUTION COPY


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                                                                     EXHIBIT 7.1
                                                          FORM OF BUYER GUARANTY
                                                                 FOR DISTRIBUTOR
                                                                     PAGE 3 OF 3



of any other provision contained herein. This Guaranty shall inure to the benefit of the successors and assigns of Supplier. This Guaranty shall be binding upon the successors, representatives, and assigns, of the undersigned.

         Unless terminated by Guarantor in accordance with the terms hereof, this Guaranty shall remain in full force and effect until all Product Debt is paid or otherwise satisfied in full. Guarantor may terminate this Guaranty at any time upon not less than five (5) business days' prior notice to Supplier; provided, however, that no such termination shall relieve Guarantor of any liability for Product Debt relating to Product delivered to Distributor prior to the date of termination.

         IN WITNESS WHEREOF, the undersigned has executed this Guaranty as a sealed instrument on this __ day of ____________, _____.


                                            PANERA, LLC




                                            By:
                                              ---------------------------------
                                            Its:
                                                -------------------------------




                                                                 EXECUTION COPY

                                                                     EXHIBIT 9.2
                                                 CERTIFIED FINANCIAL INFORMATION
                                                                        OF BUYER



                    CERTIFIED FINANCIAL INFORMATION OF BUYER


                                  SEE ATTACHED





                                                                  EXECUTION COPY

                                                                  EXHIBIT "16.6"
                                              TO BAKERY PRODUCT SUPPLY AGREEMENT



                             DISASTER RECOVERY PLAN


ASSUMPTION:  One hundred twenty (180) day recovery period for a Force Majeure
             Event.

WET PRODUCTS:  Fillings, Icings, and Glazes

Within ninety (90) days after the execution date of the Agreement, Supplier's Denver facility will be ready to produce products that are currently planned to be produced in its Louisville facility.

COOKIES AND SCONES:

Within ninety (90) days after the execution date of the Agreement, equipment will be in place at another of frozen production facility of Supplier sufficient to manufacture Buyer's cookie and scone Products.

LAMINATED PRODUCTS:

Within ninety (90) days after the execution date of the Agreement, Dawn will secure a co-packer to produce Buyer's laminated Products. Within one hundred eighty (180) days after the execution date of the Agreement, a laminated line will be in place at another Dawn frozen facility.



                                                                 EXECUTION COPY